                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                  PSICOR, INC.
                                       at
                          $17.50 NET PER SHARE IN CASH
                                       by
                          BAXTER CVG SERVICES II, INC.
                          a wholly owned subsidiary of
                         BAXTER HEALTHCARE CORPORATION
                          a wholly owned subsidiary of
                           BAXTER INTERNATIONAL INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 3, 1996
                         UNLESS THE OFFER IS EXTENDED.
                               ------------------
THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES
  WHICH,  WHEN ADDED  TO THE SHARES  OWNED BY  BAXTER HEALTHCARE CORPORATION
    ("PARENT"), BAXTER  CVG  SERVICES  II,  INC.  ("PURCHASER")  AND  THEIR
     AFFILIATES,  CONSTITUTES AT LEAST 80% OF THE SHARES OUTSTANDING ON A
       FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). ALTHOUGH UNDER  THE
       TERMS OF THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) PARENT AND
         PURCHASER  MAY  WAIVE  THE  MINIMUM  CONDITION,  THEY  DO  NOT
         CURRENTLY INTEND  TO  DO SO,  AND  PARENT AND  PURCHASER  MAY
          TERMINATE THE MERGER AGREEMENT IF THE MINIMUM CONDITION IS
            NOT  SATISFIED. THE OFFER  IS    ALSO SUBJECT TO OTHER
                     TERMS AND CONDITIONS. SEE SECTION 14.

THE BOARD OF DIRECTORS OF PSICOR, INC. (THE "COMPANY") UNANIMOUSLY HAS DETERMINED THAT
    EACH  OF THE OFFER AND  THE MERGER (AS HEREINAFTER  DEFINED) IS FAIR TO,
    AND IN THE BEST  INTERESTS OF, THE SHAREHOLDERS  OF THE COMPANY,  AND
       UNANIMOUSLY  RECOMMENDS  THAT SHAREHOLDERS  ACCEPT THE  OFFER AND
        TENDER THEIR SHARES  PURSUANT TO  THE OFFER.  THE SHARES  ARE
           LISTED FOR TRADING ON THE NASDAQ
              NATIONAL MARKET UNDER THE SYMBOL "PCOR". SEE SECTION
              6.

PARENT AND PURCHASER HAVE ENTERED INTO THE TENDER AND OPTION AGREEMENT (THE "TENDER AND OPTION AGREEMENT") WITH MICHAEL W. DUNAWAY, THE CHAIRMAN, CHIEF
  EXECUTIVE  OFFICER AND PRESIDENT OF THE  COMPANY ("MR. DUNAWAY"), TRUDY V.
    DUNAWAY, A DIRECTOR, VICE PRESIDENT, SECRETARY AND ASSISTANT  TREASURER
     OF  THE COMPANY ("MRS.  DUNAWAY"), AND THE  DUNAWAY FAMILY TRUST, OF
       WHICH MR. AND MRS. DUNAWAY ARE CO-SETTLORS AND CO-TRUSTEES (THE "TRUST" AND, TOGETHER WITH MR. AND MRS. DUNAWAY, THE "SELLING
         SHAREHOLDERS"), PURSUANT  TO WHICH,  AMONG OTHER  THINGS,  THE
         SELLING  SHAREHOLDERS  HAVE GRANTED  PARENT AND  PURCHASER AN
          OPTION TO ACQUIRE AT $17.50  PER SHARE AND HAVE AGREED  TO
            TENDER  AND, IN  THE EVENT SUCH  IRREVOCABLE OPTION IS
              NOT THERETOFORE EXERCISED,  SELL IN  THE OFFER,  IN
               EACH CASE UPON THE TERMS AND
                SUBJECT  TO  THE  CONDITIONS  THEREOF, 1,931,426
                SHARES OWNED BY  THE SELLING SHAREHOLDERS  (OR
                  APPROXIMATELY   38%   OF   THE   COMPANY'S
                    OUTSTANDING   SHARES   CALCULATED    ON
                           A   FULLY  DILUTED  BASIS).  SEE
                                  SECTION 11.
                               ------------------

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES OF COMMON STOCK, NO PAR VALUE, OF THE COMPANY (THE "SHARES") SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT TOGETHER WITH THE CERTIFICATE(S) EVIDENCING TENDERED SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 OR (II) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. A SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

    QUESTIONS AND REQUESTS FOR ASSISTANCE, OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER TENDER OFFER MATERIALS, MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. A SHAREHOLDER MAY ALSO CONTACT BROKERS, DEALERS, COMMERCIAL BANKS AND TRUST COMPANIES FOR ASSISTANCE CONCERNING THE OFFER.
                               ------------------
                      THE DEALER MANAGER FOR THE OFFER IS:
                                CS First Boston
November 29, 1995

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
INTRODUCTION....................................................................................................           1
THE TENDER OFFER................................................................................................           3
       1.  Terms of the Offer...................................................................................           3
       2.  Acceptance for Payment and Payment for Shares........................................................           5
       3.  Procedures for Tendering Shares......................................................................           6
       4.  Withdrawal Rights....................................................................................           8
       5.  Certain Federal Income Tax Consequences..............................................................           8
       6.  Price Range of Shares; Dividends.....................................................................           9
       7.  Certain Information Concerning the Company...........................................................           9
       8.  Certain Information Concerning Purchaser, Parent and International...................................          11
       9.  Source and Amount of Funds...........................................................................          13
      10.  Background of the Offer; Contacts with the Company...................................................          13
      11.  Purpose of the Offer; Plans for the Company; Merger Agreement; Tender and Option Agreement; and Other
            Agreements..........................................................................................          16
      12.  Dividends and Distributions; Changes in Stock........................................................          31
      13.  Effect of the Offer on the Market for the Shares; NNM Quotation and Exchange Act Registration........          31
      14.  Conditions of the Offer..............................................................................          32
      15.  Regulatory Approvals; State Takeover Laws............................................................          34
      16.  Fees and Expenses....................................................................................          37
      17.  Miscellaneous........................................................................................          38
Schedule I -- Information Concerning the Directors and Executive Officers of Parent, Purchaser and
 International..................................................................................................          39
Annex A -- Text of Subchapter 25E of the Pennsylvania Business Corporation Law..................................         A-1

To the Holders of Common Stock of PSICOR, Inc.:

                                  INTRODUCTION

    Baxter CVG Services II, Inc. ("Purchaser"), a Pennsylvania corporation and wholly owned subsidiary of Baxter Healthcare Corporation ("Parent"), a Delaware corporation and wholly owned subsidiary of Baxter International Inc. ("International"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, no par value (the "Shares"), of PSICOR, Inc., a Pennsylvania corporation (the "Company"), at a price of $17.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of CS First Boston Corporation ("CS First Boston"), as Dealer Manager (the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 4,099,261 Shares, which represents at least 80% of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). Assuming the purchase by the Purchaser of the Selling Shareholders' 1,931,426 Shares, Purchaser will need to purchase an additional 2,167,835 Shares to satisfy the Minimum Condition. Although under the terms of the Merger Agreement (as hereinafter defined) Parent and Purchaser may waive the Minimum Condition, they do not currently intend to do so, and Parent and Purchaser may terminate the Merger Agreement if the Minimum Condition is not satisfied.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS, BY UNANIMOUS VOTE, APPROVED EACH OF THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED), HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST
INTERESTS OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    The Company has advised Parent that Dain Bosworth Incorporated ("Dain Bosworth") has delivered to the Board its opinion to the effect that as of November 21, 1995, the $17.50 per share cash consideration to be received by shareholders of the Company pursuant to the Offer and the Merger is fair to the shareholders of the Company from a financial point of view. A copy of the opinion of Dain Bosworth, which sets forth the factors considered and the assumptions made by Dain Bosworth, is contained in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to the Company's shareholders herewith.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 22, 1995 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Pennsylvania Business Corporation Law ("Pennsylvania Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or Shares held by dissenting shareholders who perfect their dissenter's rights under Pennsylvania Law) will be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    The Merger Agreement provides that, promptly upon the later of (i) the purchase of and payment for any Shares (including without limitation all Shares subject to the Tender and Option Agreement) by Purchaser or any other subsidiary of Parent pursuant to the Offer or the Tender and Option Agreement (as hereinafter defined) and (ii) the expiration or waiver of the Company's right to terminate the Merger Agreement in the event that the Company accepts an "Acceptable Offer" (as hereinafter defined) prior to the later of (x) the purchase of Shares pursuant to the Offer or the Tender and Option Agreement or
(y) January 3, 1996, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (which, immediately prior to such calculation, will not consist of more than four directors) multiplied by the ratio of the aggregate number of Shares beneficially owned by Parent, Purchaser and their affiliates to the total number of Shares outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Parent's designees to be elected or appointed to the Board, including without limitation increasing the size of the Board or securing the resignations of incumbent directors. Notwithstanding the foregoing, until the Effective Time, neither Parent nor Purchaser nor their affiliates will take any action as directors or shareholders of the Company to cause the removal of Mr. Laverne W. Rees and Mr. Whitney A. McFarlin, independent directors of the Company on the date of the Merger Agreement.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 11. Under Pennsylvania Law, except as otherwise described below, the Merger contemplated by the Merger Agreement must be approved by the affirmative vote of a majority of the Shares voted on a proposal to approve the Merger at a duly convened meeting of the shareholders of the Company. However, under Pennsylvania Law, if Purchaser acquires, pursuant to the Offer, the Tender and Option Agreement or otherwise, at least 80% of the then outstanding Shares, the parties will be able to cause the Merger under the Merger Agreement to become effective, without the approval of the Company's shareholders.

    In the event that Parent, Purchaser or any permitted assignee of Purchaser acquires at least 80% of the then outstanding Shares, Parent, Purchaser and the Company have agreed to take, at the request of Parent and subject to the conditions of the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company's shareholders. See Section 11. If, however, Purchaser does not acquire at least 80% of the then outstanding Shares and a vote of the Company's shareholders is required under Pennsylvania Law, a significantly longer period of time will be required to effect the Merger. Although under the terms of the Merger Agreement, Parent and Purchaser may waive the Minimum Condition, they do not currently intend to do so and Parent and Purchaser may terminate the Merger Agreement if the Minimum Condition is not satisfied.

    Concurrently with the execution of the Merger Agreement, Mr. Michael W. Dunaway, Chairman, Chief Executive Officer and President of the Company, Mrs. Trudy V. Dunaway, the wife of Mr. Dunaway and a Director, Vice President, Secretary and Assistant Treasurer of the Company, and The Dunaway Family Trust, of which Mr. and Mrs. Dunaway are co-settlors and co-trustees (the "Trust" and, together with Mr. and Mrs. Dunaway, the "Selling Shareholders") each, individually and as trustee, entered into the Tender and Option Agreement, dated as of November 22, 1995, with Parent and Purchaser (the "Tender and Option Agreement"). The Selling Shareholders collectively own 1,931,426 Shares which are currently subject to the Tender and Option Agreement, approximately 38% of the outstanding Shares calculated on a fully diluted basis or approximately 44% of the outstanding Shares. Pursuant to the Tender and Option Agreement, the Selling Shareholders have agreed, among other things, (i) to grant Parent and Purchaser an irrevocable option to buy all such Shares owned of record or beneficially by them from and after the date of the Tender and Option Agreement at $17.50 per Share (the "Option"), and (ii) to validly tender and, in the event such Option is not theretofore exercised, sell all such Shares which are owned of record or beneficially by them prior to the Expiration Date (as hereinafter defined) and are subject to the Tender and Option Agreement in the Offer and vote such Shares in favor of the Merger, in each case upon the terms and subject to the conditions set forth in the Tender and Option Agreement. Pursuant to the Tender and Option Agreement, Parent and Purchaser have the option to acquire from the Selling Shareholders at $17.50 per Share all but not part of their Shares on or after January 3, 1996 until the earlier of (i) the termination of the Merger Agreement by mutual consent of the parties, or by the Company if (x) prior to the purchase of Shares pursuant to the Offer or the Tender and Option Agreement Parent or Purchaser materially breaches any of its representations, warranties or covenants in the Merger Agreement or (y) Parent, Purchaser or their affiliates shall have failed to commence the Offer by November 29, 1995, other than in certain specified circumstances or (ii) May 21, 1996. The obligation of the Selling Shareholders to sell their Shares pursuant to such option is subject to certain conditions specified in the Tender and Option Agreement, including without limitation the conditions that (i) Shares shall have been accepted for payment pursuant to the Offer or the Offer shall have otherwise expired or been terminated in accordance with its terms and (ii) neither Parent nor Purchaser shall have the right to terminate the Merger Agreement generally in connection with the failure to commence the Offer by November 29, 1995 or, in certain circumstances, if the Offer shall have been terminated or expired prior to any purchase of Shares thereunder. The Tender and Option Agreement is more fully described in Section 11.

    Concurrently with the execution and delivery of the Merger Agreement, as an inducement to Parent to acquire the Company and as a condition to Parent's willingness to enter into the Merger Agreement, the Company and Dunaway Holdings, Inc. ("Dunaway Holdings"), a Delaware corporation, all of the capital stock of which is owned by Mr. Dunaway, entered into a put option agreement (the "POL Put Option"), with respect to a form of stock purchase agreement (the "POL Purchase Agreement" and, together with the POL Put Option, the "POL Agreement"), pursuant to which Dunaway Holdings has agreed to acquire from the Company, if the Company exercises the POL Put Option, all of the outstanding shares of PSICOR Office Laboratories, Inc. ("POL"), a New Jersey corporation and wholly owned subsidiary of the Company, together with all of the Company's rights, interests, liabilities and obligations relating to POL, if no higher offer for POL is received by the Company. If, following exercise of the POL Put Option, the Company accepts a Higher POL Offer (as hereinafter defined), the Merger Agreement allows the Company to terminate the POL Agreement. See Section 11. The Company has informed Purchaser that it has retained Dain Bosworth to seek possible buyers for POL other than Dunaway Holdings and that Dain Bosworth has commenced such process. It is a condition to the Offer that POL shall be sold to a Higher POL Offer or that the POL Agreement be in full force and effect and all conditions to the closing of the transactions contemplated thereby be capable of being satisfied promptly, and it is a condition to the Merger that POL shall have been sold, whether pursuant to the POL Agreement or a Higher POL Offer. See
Section 11. The POL Agreement is more fully described in Section 11.

    The Company has informed Purchaser that, as of November 22, 1995, there were 4,360,142 Shares issued and outstanding, 95,779 Shares issued and held in the treasury of the Company, 706,040 Shares reserved for issuance upon exercise of outstanding options granted under the Company's option plans, 31,894 Shares reserved for issuance upon expiration of the current "purchase period" under the Company's Employee Stock Purchase Plan and 26,000 Shares reserved for issuance under the Savannah Agreement (as hereinafter defined). As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 2,167,835 Shares from shareholders other than the Selling Shareholders, given that pursuant to the Tender and Option Agreement the Selling Shareholders have agreed to tender their 1,931,426 Shares.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including without limitation the Minimum Condition and, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn subject to the Minimum Condition and in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, January 3, 1996, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), will have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that if prior to the initial scheduled Expiration Date of the Offer the Company has received a Higher POL Offer that the Company intends to accept, then at the Company's request Purchaser will extend the Offer for fifteen business days in order to facilitate the consummation of a transaction pursuant to such Higher POL Offer. See Section 11.

    Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in
Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See Section 4.

    Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

    The Merger Agreement provides that, without the consent of the Company, Purchaser will not decrease the Offer Price, decrease the number of Shares sought, change the form of consideration to be paid in the Offer, or amend any condition of the Offer in any manner adverse to the shareholders (other than with respect to the Minimum Condition or insignificant changes or amendments), except that if prior to the initial scheduled expiration date of the Offer the Company has received a Higher POL Offer that the Company intends to accept, then at the Company's request Purchaser will extend the Offer for fifteen business days in order to facilitate the consummation of a transaction pursuant to such Higher POL Offer; and FURTHER, that if on the initial scheduled expiration date of the Offer (as it may be extended) all conditions to the Offer will not have been satisfied or waived, the Offer may be extended from time to time until February 1, 1996. In addition, the Merger Agreement provides that without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price. Purchaser will terminate the Offer upon any termination of the Merger Agreement pursuant to the terms thereof.

    Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal, and other relevant materials, will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and
(ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15. See Section 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to
purchase  all  or  any   portion  of  the  Shares   tendered  pursuant  to   the

Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii)  a  properly  completed  and  duly  executed  Notice  of Guaranteed
    Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

       (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee and any other documents required by such Letter of Transmittal, are received by the Depositary within three National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System National Market ("NNM") trading days after the date of execution of the Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after November 22, 1995). All such proxies will be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares Purchaser must be able to exercise full voting rights with respect to such Shares, except as otherwise limited by applicable Pennsylvania Law.

    TO PREVENT FEDERAL INCOME TAX BACKUP WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE

DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 27, 1996.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for Federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and the shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

    The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code").

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are quoted on the NNM under the symbol "PCOR." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NNM as reported in publicly available sources for each of the quarters indicated.

                                                           MARKET PRICES
                                                    ---------------------------
                                                       HIGH             LOW
                                                    -----------     -----------
FISCAL YEAR ENDED SEPTEMBER 30, 1994:
  First Quarter...................................  $  12   1/2     $  11
  Second Quarter..................................     11   3/4        10
  Third Quarter...................................     11   1/2         8   1/4
  Fourth Quarter..................................     10   3/4         8   1/4
FISCAL YEAR ENDED SEPTEMBER 30, 1995:
  First Quarter...................................     10   3/4         8   3/4
  Second Quarter..................................     12   7/8         9   3/4
  Third Quarter...................................     12   3/4        10   3/8
  Fourth Quarter..................................     11   3/4         8   1/2
FISCAL YEAR ENDED SEPTEMBER 30, 1996:
  First Quarter (through November 28, 1995).......     18              10   3/4

    On November 21, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NNM was $15 1/4 per Share. On November 28, 1995, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Shares on the NNM was $17 1/4 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Company has not paid a dividend on the Shares since the date on which the Shares were first offered to the public. In the Merger Agreement, the Company has agreed that it will not declare, set aside or pay any dividends on or make other distributions in respect of any shares of its capital stock. Notwithstanding the foregoing, under the Merger Agreement the Company, upon the consummation by the Company of a transaction for a Higher POL Offer in accordance with the Merger Agreement, may declare and pay a dividend in respect of Shares (payable to the Company's record holders of Shares immediately prior to the earlier of (i) Purchaser's acceptance of Shares for payment under the Offer or (ii) the Effective Time) in an aggregate amount equal to the amount of the excess of the net proceeds actually received by the Company in the transaction for the Higher POL Offer (after taking into account all out-of-pocket costs and expenses directly related to such transaction incurred after the date of the Merger Agreement, including without limitation the fees and expenses, to the extent reimbursable by the Company, of Dunaway Holdings incurred in connection with the POL Agreement and of Dain Bosworth in connection with marketing POL) over the $4 million to be received by the Company in the transaction contemplated by the POL Agreement as of the date of the Merger Agreement. See Section 11. Moreover, under certain loan agreements, the Company would be required to obtain the lender's consent prior to paying dividends.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

    The Company is a Pennsylvania corporation and its principal executive offices are located at 16818 Via del Campo Court, San Diego, California 92127. The telephone number of the Company at such offices is

(619) 485-5599. The Company provides skilled personnel, disposable supplies and capital equipment to hospitals for the performance of open-heart surgery and related procedures and provides on-site laboratory testing system facilities to individual physicians and group medical practices through its POL subsidiary. The Company was incorporated in Pennsylvania. The Company provides contract services to more than 400 hospitals in 38 states.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (the "Company Form 10-K") and for 1995 an earnings release issued by the Company on November 29, 1995 disclosing certain financial information for the Company's fiscal year ended September 30, 1995 (the "Earnings Release"). More comprehensive financial information is included in the Company Form 10-K, the Earnings Release and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company Form 10-K and other documents, including the financial statements and related notes contained therein. The Company Form 10-K and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. Copies of the Earnings Release may be obtained from the Company.

                                  PSICOR, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
INCOME STATEMENT DATA:
Revenue..........................................................................  $  97,353  $  82,066  $  76,918
Gross Profit.....................................................................     16,001     16,394     16,581
Operating Profit.................................................................      4,691      7,045      7,647
Other Income (Expense), net......................................................     (1,094)       492        468
Income before Taxes..............................................................      3,538      7,520      8,115
Net Income.......................................................................      1,284      4,479      4,532
PER SHARE INFORMATION:
Earnings Per Share...............................................................  $     .29  $    1.02  $    1.02
Number of Shares Used in Computation.............................................      4,428      4,389      4,433

                                                                                          AT SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
BALANCE SHEET DATA:
Total Current Assets.............................................................  $  33,394  $  26,930  $  26,465
Total Assets.....................................................................     54,844     50,014     43,195
Current Portion of Long-Term Liabilities.........................................        409        262        212
Total Current Liabilities........................................................     14,036     11,031      8,752
Total Long-Term Liabilities......................................................      1,036        818      1,002
Total Shareholders' Equity.......................................................     39,771     38,165     33,441

    The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison

Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

    8.  CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND INTERNATIONAL.

    PURCHASER. Purchaser, a newly incorporated Pennsylvania corporation, has not conducted any business other than in connection with the Offer, the Merger Agreement and the Tender and Option Agreement. All of the issued and outstanding shares of capital stock of Purchaser are beneficially owned by Parent. The principal executive offices of Purchaser are located at One Baxter Parkway, Deerfield, Illinois 60015. The telephone number of Purchaser at such offices is
(708) 948-2000.

    PARENT. Parent is a Delaware corporation. The principal executive offices of Parent are located at One Baxter Parkway, Deerfield, Illinois 60015. The telephone number of Parent at such offices is (708) 948-2000. Parent is the principal U.S. operating subsidiary of International.

    INTERNATIONAL. International is a Delaware corporation. The principal executive offices of International are located at One Baxter Parkway, Deerfield, Illinois 60015. The telephone number of International at such offices is (708) 948-2000. Through its subsidiaries, International is the leading manufacturer and marketer of health-care products and services in nearly 100 countries worldwide. International concentrates research and development programs in biotechnology, cardiovascular medicine, renal therapy and related medical fields.

    On November 28, 1995, International announced a plan to spin off in 1996 certain of its assets in order to create two public companies: (i) a global medical-technology company, which will continue to be known as "Baxter
International, Inc." and consist of International's high-growth medical-technology and international businesses, including Biotechnology, Renal Therapy, Cardiovascular Medical, International Hospital and Intravenous Systems, and (ii) a health-care cost management company, which will consist of International's cost management, U.S. distribution and surgical products operations. It is currently contemplated that, following the acquisition of the Company by Parent and Purchaser, the Company will be part of the new medical-technology company.

    International is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning International's directors and officers, their remuneration, stock options granted to them, the principal holders of International's securities, any material interests of such persons in transactions with International and other matters is required to be disclosed in proxy statements distributed to International's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained from the Commission in the same manner as set forth for the Company in Section 7. International's Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE"), and reports, proxy statements and other information concerning International also should be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Set forth below are certain selected consolidated financial data with respect to International and its subsidiaries for International's last three fiscal years, excerpted or derived from audited financial statements presented in International's 1994 Annual Report to Shareholders and from the unaudited financial statements contained in International's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, in each case filed by International with the Commission. More comprehensive financial information is included in such reports and other documents filed by International with the Commission. The financial information summary set forth below is qualified in its entirety by reference to those reports and other documents which have been filed with the Commission and all the financial information and related notes contained therein.

                   BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
                    SELECTED CONSOLIDATED FINANCIAL DATA (1)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                                  --------------------  -------------------------------
                                                                    1995       1994       1994       1993       1992
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                      (UNAUDITED)
INCOME STATEMENT DATA:
Net sales.......................................................  $   7,239  $   6,824  $   9,324  $   8,879  $   8,471
Income (loss) before income taxes...............................        660        565        801       (330)       753
Net income (loss)...............................................        473        424        596       (198)       441

PER SHARE INFORMATION:

PRIMARY EARNING (LOSS) PER COMMON SHARE
Continuing operations...........................................  $    1.70  $    1.52  $    2.13  $    (.97) $    1.99
Net income......................................................       1.70       1.52       2.13       (.72)      1.56

FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE
Continuing operations...........................................       1.67       1.51       2.11       (.97)      1.97
Net income......................................................       1.67       1.51       2.11       (.72)      1.54

AVERAGE NUMBER OF COMMON SHARES AND EQUIVALENTS OUTSTANDING
Primary.........................................................        278        279        280        277        279
Fully diluted...................................................        283        281        282        277        282

                                                                                           AT DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1993       1992
                                                                 AT SEPTEMBER 30,  ---------  ---------  ---------
                                                                       1995
                                                                 ----------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Working capital................................................     $    1,507     $   1,574  $   1,489  $   1,221

Total assets...................................................         10,276        10,002     10,545      9,155
Goodwill and other intangible assets...........................          2,218         2,290      2,490      2,488
Total assets excluding goodwill and other intangible assets....          8,058         7,712      8,055      6,667

Notes payable to banks.........................................             96           131        271        351
Current maturities of long-term debt and lease obligations.....            163           400        551        149
Long-term debt and lease obligations...........................          2,358         2,341      2,800      2,368
Total debt.....................................................          2,617         2,872      3,622      2,868

Shareholders' equity...........................................          3,552         3,720      3,185      3,795

(1) No pro forma financial information is currently available for International as a result of the November 28, 1995 announcement. See "International" above.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser, Parent and International are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, (i) none of International, Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of International, Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of International,

Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement, the Tender and Option Agreement and as otherwise described in this Offer to Purchase, none of International, Purchaser, Parent or, to the best knowledge of International, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since October 1, 1992, none of International, Purchaser, Parent or, to the best knowledge of International, Purchaser and Parent, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 1, 1992, there have been no contacts, negotiations or transactions between any of International, Purchaser, Parent, or any of their respective subsidiaries, or, to the best knowledge of International, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Since October 1, 1992, Parent and its affiliates have sold to the Company hospital supply products consisting primarily of miscellaneous cardiovascular products and supplies in the following approximate amounts in each calendar year: 1995 to date, $2.0 million; 1994, $1.9 million; 1993, $1.4 million; 1992, $1.1 million.

    9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger (including the cash-out of stock options) and to pay related fees and expenses (inclusive of estimated expenses of the Company) is estimated to be approximately $84 million. Purchaser will obtain all of such funds from Parent or its affiliates, including without limitation International. International will cause the funds required for the foregoing transactions to be made available, and Parent will provide such funds for the foregoing transactions from its working capital.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. INFORMATION SET FORTH BELOW REGARDING THE COMPANY, OR DISCUSSIONS TO WHICH REPRESENTATIVES OF INTERNATIONAL, PARENT AND PURCHASER WERE NOT PARTICIPANTS, WAS PROVIDED BY THE COMPANY.

    In early 1994, Mr. Olav Bergheim (at the time the Group Vice President of Parent and President of Parent's Cardiovascular Group) and Mr. R. King Nelson (President of Parent's Bentley division), approached the Company to discuss Parent's interest in pursuing a possible business transaction with the Company in connection with a plan to combine certain operations of Parent's cardiovascular supply business with that of certain other perfusion services providers, including the Company. Thereafter, these individuals engaged in preliminary discussions with Mr. Dunaway and another officer of the Company, concerning Parent's plan, and with Mr. Robert Nielson, a representative of Price Waterhouse, financial advisor to Parent. In April 1994 Parent and the Company entered into a mutual confidentiality agreement in order that both parties could exchange confidential information to explore the merits of Parent's plan. In August 1994, Messrs. Bergheim and Nelson, Mr. John H. Kehl, Jr., a senior officer of Parent's Cardiovascular Group, Mr. Dunaway and two other officers of the Company, met during a visit of a manufacturing facility affiliated with Parent in Puerto Rico. Thereafter, the parties determined not to proceed with any such transaction at that time.

    In April 1995, following Parent's acquisition of another company engaged in the perfusion business, Mr. Michael A. Mussallem, the then Group Vice President of Parent and President of Parent's Cardiovascular Group, contacted Mr. Dunaway in order to reiterate Parent's interest in engaging in a possible business combination transaction with the Company and to determine whether the Company would have an interest in reopening discussions about a possible acquisition of the Company by Parent for cash. Shortly thereafter,

Mr. Mussallem and Mr. Lester B. Knight, Executive Vice President of Parent, met with Mr. Dunaway to discuss generally the Company's business and prospects. In early May 1995 the parties discussed the possibility of providing Parent with certain information about the Company in connection with their discussions. Over the next few months the parties periodically discussed a number of alternative transaction structures and possible related value ranges but could not agree on a transaction structure or price.

    On July 20, 1995 the Company reported its financial results for the third quarter of fiscal 1995. Among other things, the Company reported a decline in its net income and earnings per share. In particular, the Company's earnings per share for the third quarter and the first nine months of fiscal 1995 declined 54% and 19%, respectively, from earnings per share for the same periods in fiscal 1994. The Company attributed the decline in net income primarily to continued losses from its physician office laboratory operations (conducted by POL) and lower-than-anticipated income from operations of the perfusion business primarily due to continuing pricing pressures on sales of disposable supplies.

    From July 17 through August 6, 1995, there were numerous telephone conversations between legal counsel and financial advisors for both Parent and the Company, with Parent's representatives seeking a determination of the Company's interest in engaging in discussions regarding a possible transaction with Parent.

    On August 7, 1995 the Board met with legal and financial advisors to review strategic alternatives and other matters, including Parent's expressed interests. The Board concluded that, while no decision had been made as to whether the Company should be sold, it was interested in receiving a more detailed explanation of what Parent was considering with respect to the Company.

    On August 11, 1995 Parent delivered to the Company an offer to acquire all of the outstanding shares of capital stock of the Company for $14 per share in a transaction proposed to be structured as a tender offer followed by a merger at the same price per share. The offer was conditioned upon it not being publicly disclosed by the Company. Other proposed terms included (i) an option to purchase Mr. Dunaway's shares at the same price, (ii) the Company's agreement not to "shop" the proposal, (iii) a termination fee payable to Parent and (iv) the right of Parent to match any offers that the Company might receive for the entire Company or the perfusion business.

    On August 11 and August 15, 1995 the Board met by conference telephone calls to consider Parent's proposal and determined that, while it was not interested in pursuing a possible transaction at the price per share proposed by Parent, it might be willing to consider a possible transaction at a higher price.

    From August 15 through August 18, 1995, representatives of both parties continued telephone conversations, with the Company's advisors suggesting that Parent agree to a confidentiality and standstill agreement in order for the Company to share with Parent the reasons why the Company believed that a higher price was warranted before further discussions could take place. During these conversations, legal counsel for Parent advised legal counsel for the Company that Parent was not interested in acquiring POL and suggested ways in which POL could be spun off from the Company or otherwise disposed of in order to enable Parent to proceed. On August 18, 1995 representatives of CS First Boston advised representatives of Dain Bosworth that Parent would not sign a confidentiality agreement and standstill agreement until the Company responded satisfactorily to certain inquiries, including whether Mr. Dunaway was willing to acquire POL and if so, for what price.

    The Board of Directors of the Company considered this matter at a special meeting held by conference telephone call on August 19, 1995. Legal counsel was directed to respond to Parent's inquiries. In particular, the Board declined to comment with respect to the value of POL or whether Mr. Dunaway would acquire POL. Thereafter, conversations continued between the legal and financial advisors of Parent and the Company.

    At Parent's request, on August 30, 1995 Messrs. Dunaway and Mussallem and their respective legal advisors met to discuss alternative structures for a possible transaction and other methods by which Parent could increase the price per share it might be willing to pay to acquire the Company's perfusion business.

Among other things, the alternatives discussed included the possibility of the Company selling or engaging in a spinoff of its subsidiary, POL, in connection with a possible acquisition of the rest of the Company's business by Parent. No agreement was reached by the parties at this time.

    During the first week of September, 1995 Mr. Mussallem contacted Mr. Dunaway to further explore potential ways for Parent to increase the value it might be willing to pay in a possible acquisition of the Company. During the next week, Mr. Mussallem again contacted Mr. Dunaway and indicated that, subject to completion of Parent's due diligence review of the Company, it might be willing to consider acquiring all of the outstanding shares of capital stock of the Company in a transaction similar to that contemplated by the Offer and Merger at $17 per share, and that Parent would not require that POL be disposed of prior to a transaction with Parent. Mr. Dunaway agreed to take the information under advisement and respond at a future time, but did not indicate whether any such transaction or consideration might be acceptable. Nonetheless, the parties decided to direct their legal representatives to begin discussing the other terms of a possible transaction.

    Over the next two weeks the parties' legal advisors discussed the general terms of the Merger Agreement and the Tender and Option Agreement other than the consideration payable thereunder, including (i) the option to purchase Mr. Dunaway's shares at the same price, (ii) the Company's agreement not to "shop" the possible transaction, (iii) certain rights of the Company related to the exercise of the Board's fiduciary duties, (iv) a termination fee payable to Parent, (v) the right of Parent to match any offers that might be received for the Company, and (vi) certain employee matters. Parent's legal advisors also raised the possibility of Parent receiving certain nonpublic information about the Company, and the Company's legal advisors responded that Parent's agreements to enter into a confidentiality and standstill agreement would be a condition to providing any such nonpublic information.

    On September 28, 1995 Mr. Dunaway, Mr. Mussallem and their respective legal advisors again met to discuss a possible transaction including, among other things, the terms of the Merger Agreement, the Tender and Option Agreement and other matters relating to a possible transaction. Mr. Mussallem indicated that Parent might be willing to engage in a transaction similar to that contemplated by the Offer and the Merger at $17.50 per share provided that all other material terms were as Parent had proposed and subject to satisfactory completion of due diligence with respect to nonpublic information as yet to be provided to Parent. No agreement was reached, but Mr. Dunaway indicated a willingness to present the proposal to the Board if legal counsel could reach consensus on various terms of a possible proposal. The parties directed their legal representatives to continue reviewing the possible terms.

    On October 16, 1995, Parent and the Company entered into the Confidentiality Agreement (as hereinafter defined) and, commencing on October 17, 1995, members of Parent's senior management conducted a due diligence review of non-public information regarding the Company at the Company's offices.

    On the afternoon of October 20, 1995, legal counsel for Parent contacted legal counsel for the Company and indicated that the results of Parent's due diligence had caused it to reconsider its decision to acquire all of the Company, and that Parent was prepared to proceed only if POL was disposed of prior to the completion of any transaction with Parent. The suggestion was made by Parent that Mr. Dunaway be required to enter into an agreement to agree to acquire POL on terms satisfactory to Parent, if no higher offer for POL was received, and that this would be a condition precedent to Parent's willingness to proceed with the transaction.

    A special meeting of the Board was held by conference telephone call on October 24 to discuss Parent's requirements. Alternatives with respect to POL, including a possible spin-off, were discussed. Mr. Dunaway advised the Board that he was not interested in acquiring POL on the terms that had been proposed by Parent. It was determined that Parent should be notified of this fact and told that the Board was willing to move forward on the original proposal. Upon receiving this message from counsel to the Company, representatives of Parent advised the Company's counsel that Parent was not willing to proceed on that basis.

    Accordingly, from October 24 through November 3, 1995, Mr. Dunaway and representatives of Parent discussed possible terms of the purchase of POL by Mr. Dunaway. On November 3, 1995, a special meeting of the Board of Directors of the Company was held by conference telephone call, wherein Mr. Dunaway advised the Board of the terms under which he would be willing to acquire POL, thereby allowing Parent and the Company to move forward with discussions concerning the larger proposal. The Company formed a Special Committee, consisting of Messrs. Rees and McFarlin, to consider the terms of the POL acquisition by Mr. Dunaway, and Mr. Dunaway was directed to retain separate legal counsel to act on his behalf.

    During the succeeding three weeks, the parties negotiated the terms of a possible sale of POL to Mr. Dunaway or his designee in the event no better alternative became available, and agreed that the purchase price to be paid by Mr. Dunaway would be $4 million, subject to adjustment, consisting of $1 million in cash, subject to adjustment, and $3 million in an unsecured subordinated ten-year note bearing interest at a prime rate. See Section 11. In the event the Company identified a purchaser of the POL for a cash purchase price greater than $4 million, then the Company would be free to accept such proposal and the proceeds in excess of $4 million (after deduction for costs and expenses of the sale and any financial advisory fees) would be paid as a dividend to Company shareholders prior to consummation of the Offer. In the event such a third party acquiror was identified during the initial term of the Offer, but a transaction could not be consummated within that time frame, the Company could request an extension of the initial term of the Offer for an additional 15 business days to allow for consummation of such a proposal.

    During the same period, Mr. Dunaway retained separate counsel to negotiate the terms of the purchase proposal and the Company and Parent continued to negotiate the remaining terms of the agreement between Parent and the Company. Negotiations continued through November 21, 1995, at which time definitive documentation for all of the transactions contemplated by the agreements was agreed to by the respective parties thereto.

    On November 21, 1995, the Company's Board met to receive a report from the Special Committee, consider Parent's proposal and other alternatives. The terms of the proposed transaction and related merger agreement were presented to and reviewed by the Board. Dain Bosworth made presentations to the Board and delivered its opinion that, as of November 21, 1995, the $17.50 per share cash consideration to be received by shareholders of the Company pursuant to the Offer and the Merger is fair to the shareholders of the Company from a financial point of view. The Board also discussed the terms of the transaction pursuant to which Mr. Dunaway had agreed to acquire POL in the event that the Company was unable to find another purchaser at a higher price. It was also noted that the press release announcing the transaction with Parent would expressly note that the Board was marketing the sale of POL. Mr. and Mrs. Dunaway were excused from the meeting while the Special Committee discussed the Parent's offer, and the terms of the POL Put Option, the Tender and Option Agreement, the Dunaway Consulting Agreement (as hereinafter defined) and Mrs. Dunaway's Severance Agreement (as hereinafter defined). The full Board then discussed the proposed Merger Agreement and reviewed proposed resolutions related to the transaction. The Special Committee unanimously recommended that the Board proceed with the transactions as presented to the meeting.

    After discussion and further analysis, the Company's Board unanimously decided to proceed with the sale of the Company and to accept Parent's proposal, and it then approved the Merger Agreement and the transactions contemplated thereby and unanimously recommended that the shareholders of the Company accept the Offer and tender their shares pursuant thereto. With respect to the Merger, the Board unanimously recommended that, if shareholder vote is required by applicable law, the shareholders of the Company vote in favor of approval and adoption of the Merger Agreement and the Merger.

    On November 22, 1995, Parent, Purchaser and the Selling Shareholders executed and delivered the Tender and Option Agreement, and Parent, Purchaser and the Company executed and delivered the Merger Agreement. On November 22, 1995, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and Tender and Option Agreement. The Purchaser commenced the Offer on November 29, 1995.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; MERGER AGREEMENT; TENDER AND OPTION AGREEMENT; AND OTHER AGREEMENTS.

    PURPOSE OF THE OFFER. The purpose of the Offer, the Merger, the Merger Agreement and the Tender and Option Agreement is to enable Parent to acquire control of the Board and the entire equity interest in the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    PLANS FOR THE COMPANY. As promptly as practicable following the purchase of and payment for Shares under the Offer, Parent intends (i) to exercise its right under the Merger Agreement to designate such number of directors for the Board as it is then entitled to designate and (ii) in the event Purchaser acquires at least 80% of the then outstanding Shares, to cause a "short form" merger of Purchaser and the Company under Pennsylvania Law. It is Purchaser's expectation that those individuals so elected or appointed to the Board will not receive any compensation for services rendered in such capacity. It is Parent's current intention, in the event that it obtains control of the Board, to terminate the service of Mr. and Mrs. Dunaway as officers of the Company. In the event of such termination, Mr. Dunaway would remain with the Company as a consultant under the Dunaway Consulting Agreement and Mrs. Dunaway would be entitled to receive severance payments pursuant to her Severance Agreement, both of which agreements are more fully described in the Schedule 14D-9 enclosed herewith. See also "Benefit Plans and Certain Contracts, Consulting and Severance Arrangements" below.

    It is expected that, initially following the Merger, except as set forth below, the business and operations of the Company will be conducted in a manner substantially similar to how they are conducted currently. However, it is a condition to the Merger that POL and the related business be sold prior to the Merger. See "Merger Agreement" below. In addition, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Following the Merger, Parent plans to investigate combining its existing perfusion business with the Company, but no decision has yet been made whether to merge or otherwise combine such businesses.

    Also following the Merger, Parent intends to pursue the sale of the Company's off-road division and certain other assets unrelated to the perfusion business. Mr. Dunaway has indicated that he might be interested in making such an acquisition, but no proposal has been made and the parties do not have any agreement, arrangement or understanding with respect thereto.

    MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

    THE OFFER. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser will accept for payment and pay for Shares tendered as soon as practicable after it is legally permitted to do so under applicable law. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not decrease the Offer Price, decrease the number of Shares sought, change the form of the consideration to be paid in the Offer or amend any other condition of the Offer in any manner adverse to the holders of Shares (other than with respect to the Minimum Condition or insignificant changes or amendments) except that if prior to the initial scheduled expiration date, the Company will have received a Higher POL Offer that the Company intends to accept, then at the Company's request Purchaser will extend the Offer for fifteen business days; and, further, that if on the initial scheduled Expiration Date all conditions of the Offer have not been satisfied or waived, the Offer may be extended from time to time until February 1, 1996 without the consent of the Company. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase.

    THE MERGER. The Merger Agreement provides that subject to the terms and conditions thereof, and pursuant to Pennsylvania Law, at the Effective Time Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.

    The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the conditions that: (i) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been filed, occurred or been obtained and will be in effect at the Effective Time; (ii) no temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger will have been issued by any Federal, state or foreign court or other governmental or regulatory authority and remain in effect; (iii) no Federal, state, local or foreign statute, rule or regulation will have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal; and (iv) the Merger Agreement will have been approved and adopted by the affirmative vote required of the shareholders of the Company, if required pursuant to the Company's articles of incorporation and applicable Pennsylvania Law in order to consummate the Merger. In addition, the obligations of the Company to effect the Merger are also subject to the satisfaction or waiver, on or prior to the date of the closing of the Merger (the "Closing Date"), of the additional condition that Parent, Purchaser or their affiliates will have purchased Shares (including without limitation the Shares subject to the Tender and Option Agreement) pursuant to the Offer or the Tender and Option Agreement. The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver, on or prior to the Closing Date, of the additional condition that the transactions contemplated by the POL Agreement will have been consummated or POL will have been sold pursuant to a Higher POL Offer.

    The Merger Agreement provides that at the Effective Time, each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent) will be converted into the right to receive the Offer Price, without interest.

    Pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $.01 per share, of Purchaser will be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the later of (i) the purchase of and payment for any Shares (including without limitation all Shares subject to the Tender and Option Agreement) by Purchaser or any other subsidiary of Parent pursuant to the Offer or the Tender and Option Agreement and (ii) the expiration or waiver of the Company's right to terminate the Merger Agreement in the event that the Company accepts an Acceptable Offer prior to the later of (x) the purchase of Shares pursuant to the Offer or Tender and Option Agreement or (y) January 3, 1996, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors then serving on the Board (which, immediately prior to such calculation, may not consist of more than four directors) multiplied by the ratio of the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates to the total number of Shares then outstanding. The Company must, upon request of Purchaser, take all action necessary to cause Parent's designees to be elected or appointed to the Board, including without limitation increasing the size of the Board or, at the Company's election, securing the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Board, and must cause Parent's designees to be so elected or appointed. It is Purchaser's expectation that those individuals so elected or appointed to the Board will not receive any compensation for services rendered in such capacity. At such time, the Company will also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Board of (i) each committee of the Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. In addition, Parent and Purchaser have agreed that, until the Effective Time, neither they nor their affiliates will take any action as directors or shareholders of the Company to cause the removal of Laverne W. Rees and Whitney A. McFarlin, independent directors of the Company.

    The Merger Agreement further provides that the Company will promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, including mailing to shareholders as part of the Company's Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1, as is necessary to enable Parent's designees to be elected to the Board. From and after the time, if any, that Parent's designees constitute a majority of the Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser thereunder, any waiver of any condition or any of the Company's rights thereunder or other action by the Company thereunder (other than as specifically provided in the Merger Agreement) may be effected only if the action is approved by a majority of the directors of the Company then in office who were directors of the Company on the date thereof; PROVIDED, that if there will be no such directors, such actions may be effected by majority vote of the entire Board.

    SHAREHOLDERS MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger: (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, or the termination of the Offer, for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the Commission in the Company Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Company Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders; and (iii) include in the Company Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement unless, in the opinion of the Board of Directors after consultation with independent counsel, the inclusion of such recommendation would be inconsistent with its fiduciary duties under applicable law. Purchaser has agreed that it will, and will cause any of its permitted assignees to, vote all of the Shares then owned by it which are entitled to vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

    The Merger Agreement provides that in the event Purchaser acquires at least 80% of the outstanding Shares, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company shareholders.

    INTERIM OPERATIONS. In the Merger Agreement, the Company has agreed that, except as expressly contemplated therein or as agreed in writing by Parent, after November 22, 1995, and prior to the time the directors of the Purchaser have been elected to the Board, as follows:

        (i) the business of the Company and its subsidiaries will be carried on in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and the Company and its subsidiaries will use reasonable efforts consistent with past practice and policies to preserve intact their business organizations, keep available the services of their officers and employees and preserve their existing relationships with customers, suppliers, lessors, lessees, creditors and others having business dealings with them, and the Company will continue to maintain a standard system of accounting established and administered in accordance with United States generally accepted accounting principles ("GAAP");

        (ii) the Company will not, and will not cause or permit any of its subsidiaries to, (a) declare, set aside or pay any dividends on or make other distributions in respect of any shares of its capital stock, (b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing. Notwithstanding the foregoing, nothing in the Merger Agreement will prevent the Company, upon the consummation by the Company of a transaction for a Higher POL Offer in accordance with the terms of the Merger Agreement, from declaring and paying a dividend in respect of its shares of Common Stock (payable to the Company's record holders of Common Stock immediately prior to the earlier of (1) Purchaser's acceptance of Shares for payment under the Offer or (2) the Effective Time) in an aggregate amount equal to the amount of the excess of the net cash proceeds actually received by the Company in the transaction for the Higher POL Offer (after taking into account all out-of-pocket costs and expenses directly related to such transaction incurred after

    November 22, 1995, including without limitation the fees and expenses, to the extent reimbursable by the Company), of Dunaway Holdings incurred in connection with the POL Agreement and of Dain Bosworth in connection with marketing POL) over the $4 million to be received by the Company in the transaction with Dunaway Holdings contemplated by the POL Agreement as of November 22, 1995;

       (iii) the Company will not, and will not cause or permit any of its subsidiaries to, issue, pledge, deliver, sell or transfer or authorize or propose the issuance, pledge, delivery, sale or transfer of, or repurchase, redeem or otherwise acquire directly or indirectly, or propose the repurchase, redemption or other acquisition of, any shares of capital stock of any class of the Company or its subsidiaries, or any options, warrants or other rights exercisable for or securities convertible into or exchangeable for, any such shares (or enter into any agreements, arrangements, plans or understandings with respect to any of the foregoing), other than pursuant to the exercise of outstanding options pursuant to the terms thereof as of November 22, 1995 or, solely with respect to POL, the POL Agreement. No "purchase period" as defined in the Company's Employee Stock Purchase Plan will be permitted to begin on or after the date of the Merger Agreement, and no participant will be permitted to elect to participate (or increase his or her participation) in any offering under the Employee Stock Purchase Plan in effect on the date of the Merger Agreement;

        (iv) the Company will not, and will not cause or permit any of its subsidiaries to, propose or adopt any amendment to its or their articles of incorporation or bylaws (or similar charter documents) or take any action to alter the size or composition of its Board, except as specifically contemplated by the Merger Agreement;

        (v) the Company will not, and will not cause or permit any of its subsidiaries to, transfer, sell, lease, license, mortgage or otherwise dispose of or encumber any material assets, or enter into any commitment to do any of the foregoing, other than in the ordinary and usual course of business, consistent with past practice and other than any sale by the Company of its shares of POL pursuant to the POL Agreement or a Higher POL Offer;

        (vi) the Company will not, and will not cause or permit any of its subsidiaries to, incur, become subject to, or agree to incur any debt for borrowed money or incur or become subject to any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with prior practice, and the Company will not pay or be liable for prepayment or other penalties in connection with the early retirement of any Company indebtedness for borrowed money;

       (vii) the Company will not, and will not cause or permit any of its subsidiaries to, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, enter into or amend any employment, severance, termination or other agreement or make any loans to any of its officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on consummation of the Offer, the Merger or otherwise;

      (viii) the Company will not, and will not cause or permit any of its subsidiaries to (a) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee except in the ordinary course of business and consistent with past practice or as permitted by the Merger Agreement; (b) pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company or any of its subsidiaries of any amount relating to unused vacation days; (c) except for a contribution to the Company's Profit Sharing Plan in an amount not to exceed $500,000, commit itself or themselves to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or (d) amend in any material respect any such existing plan, agreement or arrangement;

        (ix) the Company and each of its subsidiaries must (a) properly prepare and file all material reports or tax returns required by the Company or any subsidiary to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs, and (b) pay in full and when due all taxes indicated on such tax returns or otherwise levied or assessed upon the Company, its subsidiaries or any of their assets and properties unless such taxes are being contested in good faith by appropriate proceedings and reasonable reserves therefor have been established in accordance with GAAP. The preparation of any such tax returns filed by the Company will be subject to the timely review and approval of Parent, which approval will not be unreasonably withheld;

        (x) the Company and each of its subsidiaries must (a) report on a regular basis, at reasonable times, to a representative designated by Parent regarding material operational matters and financial matters (including monthly unaudited financial information); (b) promptly and regularly notify Parent of any change in the normal course or operation of its business or its properties and of any material development in the business or operations of the Company and its subsidiaries (including without limitation any Material Adverse Effect (as hereinafter defined) or any governmental or third party claims, complaints, investigations or hearings, or communications indicating that the same may be forthcoming or contemplated); and (c) cooperate with Parent and its affiliates and representatives in arranging for an orderly transition in connection with the transfer of control of the Company, including without limitation arranging meetings among the Company, its vendors, suppliers and customers and representatives of Parent and its affiliates; and

        (xi) the Company will not, and will not cause or permit any of its subsidiaries to: (a) enter into, amend or terminate any agreements, commitments or contracts which, individually or in the aggregate, are material to the financial condition, business, assets, properties, prospects or results of operations of the Company and its subsidiaries taken as a whole, or waive, release, assign or relinquish any material rights or claims thereunder, except in the ordinary course of business, consistent with past practice; (b) discharge or satisfy any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than current liabilities in the ordinary course of business; (c) cancel or agree to cancel any material debts or claims, except in each case in the ordinary course of business; (d) waive any rights of substantial value; (e) pay, discharge, satisfy or settle any litigation or other claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) involving the payment by the Company or any of its subsidiaries of more than $50,000; (f) make any equity investments in third parties; (g) incur, pay, or be subject to any material obligation to make any payment of, or in respect of, any tax on or before the Effective Time, except in the ordinary course of business consistent with past practice, settle any material audit, make or change any material tax election or file any amended tax returns, or agree to extend or waive any statute of limitations on the assessment or collection of taxes; (h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or otherwise make any material change in the conduct of the business or operations of the Company and its subsidiaries taken as a whole; or (i) agree in writing or otherwise to take any of the foregoing actions or any other action which would constitute a Material Adverse Effect in any of the representations and warranties of the Company in the Merger Agreement, or make any representation or warranty of the Company in the Merger Agreement materially inaccurate in any respect.

    Furthermore, under the Merger Agreement the parties have agreed that none of the Company nor any of its subsidiaries will make any loans, advances or contributions, or any investments in, POL except any such loans, advances, contributions or investments that are (a) reflected as an "intercompany account" on the Company's balance sheet and (b) used solely for POL's ordinary course of business operations. As used in the Merger Agreement, a "Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of the Company and its subsidiaries taken as a whole; PROVIDED, that such term does not include effects resulting from market conditions generally in the delivery of perfusion services.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed that the Company and its subsidiaries and affiliates will not, and will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in, or provide any information to any person concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined) of the Company or any subsidiary or affiliate or an inquiry with respect thereto. The Company has agreed and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to such matters. Nonetheless, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal (x) if such entity or group has submitted a bona fide written proposal to the Board relating to any such transaction and (y) if, in the opinion of the Board after consultation with independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties under applicable law.

    The Company is required to promptly notify Parent and Purchaser of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the person making it), and is further required to keep Parent apprised of all developments with respect to any such Acquisition Proposal. The Company is further required to give Parent written notice of any Acquisition Proposal that the Company intends to accept as an Acceptable Offer in accordance with the terms of the Merger Agreement at least two business days prior to accepting such offer or otherwise entering into any agreement or understanding with respect thereto. Any modification of an Acquisition Proposal constitutes a new Acquisition Proposal for purposes of these provisions of the Merger Agreement.

    Nothing in Section 6.1 of the Merger Agreement prohibits the Company or its Board from (a) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (b) making such disclosure to the Company's shareholders which, in the opinion of the Board, after consultation with independent legal counsel to the Company, may be required under applicable law. "Acquisition Proposal" when used in connection with any person means any tender or exchange offer involving such person, any proposal for a merger, consolidation or other business combination involving such person or any subsidiary of such person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such person or any subsidiary of such person, any proposal or offer with respect to any recapitalization or restructuring with respect to such person or any subsidiary of such person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such person, or any subsidiary of such person; PROVIDED, HOWEVER, that, as used in the Merger Agreement, the term "Acquisition Proposal" does not apply to (i) any offer or proposal for a transaction between the Company and any person providing for the sale to such person of all of the capital stock of, and the Company's rights, interests, obligations and liabilities relating to, POL which is covered by Section 6.13 of the Merger Agreement (See "POL Agreement" below) and (ii) any transaction of the type described in Section 6.1(d) of the Merger Agreement involving Parent, Purchaser or their affiliates. "Acceptable Offer" means an executed written offer for an Acquisition Proposal received by the Company (i) in which the offeror demonstrates proof of its financial capability and authority to consummate the transactions contemplated by such offer (including without limitation the payments required by Section 9.1(b) of the Merger Agreement) and (ii) which provides for (x) net cash proceeds to the Company or all of its shareholders (in addition to amounts paid pursuant to clause (i) above) in an amount greater than that provided for thereunder, at a per Share purchase price greater than that contained in the Merger Agreement (or, in the event such amount has been increased by Parent in the Merger Agreement, such greater amount) or (y) the issuance of publicly traded stock as the consideration payable to the Company or all of its shareholders (in addition to amounts paid pursuant to clause (i) above) which has an established market value in excess of the per Share purchase price contained herein (or, in the event such amount has been increased by Parent in the Merger Agreement, such greater amount).

    PARENT'S SALE OF SHARES IN ACCEPTABLE OFFER. In the event that (a) the Merger Agreement has been terminated in accordance with Section 8.1 thereof (other than due to a breach by the Company), and (b) at any time in the twelve months after such termination of the Merger Agreement the Company engages in a transaction that would constitute an Acceptable Offer under the Merger Agreement, then in such case Parent agrees that it will sell to the Company's designee (i) the Option, at a purchase price equal to the product of (x) the excess of the price per Share provided by such Acceptable Offer and (y) the number of Shares subject to the Option; or (ii) if Purchaser will have theretofore exercised the Option, the Shares acquired pursuant thereto at the price per Share provided by such Acceptable Offer, in either case at or prior to the consummation of the transaction contemplated by such Acceptable Offer. Notwithstanding the foregoing, neither Parent nor Purchaser will be required to sell the Option on the Shares, or Shares purchased upon exercise thereof, to the extent that any profits resulting therefrom would be subject to the profit recovery provisions of Subchapter 25H of Pennsylvania Law.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) For six years after the earlier of (i) the date on which the designees of Parent have been elected to the Board pursuant to the Merger Agreement and constitute a majority of the members thereof and (ii) the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (other than POL) (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent or the Surviving Corporation)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Pennsylvania law, the Company's articles of incorporation or bylaws or certain written indemnification agreements, in each case as in effect at November 22, 1995, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; PROVIDED, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and PROVIDED, FURTHER, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Pennsylvania Law, the Company's articles of incorporation or bylaws or such agreements, as the case may be, will be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

    (b) Parent or the Surviving Corporation must maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than three years after the Effective Time; PROVIDED,that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; PROVIDED, FURTHER, that if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use its reasonable efforts to obtain substantially similar D&O Insurance; PROVIDED, HOWEVER, that in no event shall the Company be required to pay aggregate premiums for insurance under Section 6.9 of the Merger Agreement in excess of 125% of the aggregate premiums paid by the Company in 1994 (on an annualized basis for such purpose) (the "1994 Premiums"). In the event that, but for the last proviso of the immediately preceding sentence, Parent or the Surviving Corporation would be required to expend more than 125% of the 1994 Premiums, Parent or the Surviving Corporation will purchase the maximum amount of such insurance obtainable by payment of annual premiums equal to 125% of the 1994 Premiums.

    BENEFIT PLANS AND CERTAIN CONTRACTS; CONSULTING AND SEVERANCE ARRANGEMENTS. It is Parent's current intention to cause the Company to provide its employees in general with employee benefit arrangements providing welfare benefits substantially comparable in the aggregate to those provided by the Company as of the date of the Merger Agreement, and Parent has agreed to cause the Company to honor its existing severance and termination policy with respect to employees generally, PROVIDED, that Parent has retained the right to amend, modify or terminate any employee benefit policy or arrangement maintained by the

Company to the extent permitted by applicable law. A group of 23 officers and other key employees including Mrs. Dunaway will be offered severance agreements (the "Severance Agreements") providing for either six or twelve months of salary continuation benefits in the event their employment is terminated by the Company without "cause" or by the employee for "good reason" (each as defined in the Severance Agreements) within eighteen months following the date on which Parent's designees constitute a majority of the Board of Directors of the Company. The Board approved consulting agreements between the Company and Mr. Scott W. Soronen and Mr. Michael D. Kebely, the Senior Vice President and the Chief Financial Officer of the Company, respectively (the "Officer Consulting Agreements"), which provide for their retention as consultants for a period of nine and six months, respectively, at the rate of approximately $12,000 and $8,380 per month, respectively, if their employment is terminated by the Company without "cause" or by Mr. Soronen or Mr. Kebely for "good reason" (each as defined in the Officer Consulting Agreements) on or prior to November 21, 1997. Mr. Dunaway has a consulting agreement with the Company (the "Dunaway Consulting Agreement") providing for his retention as a consultant for a period of three years if his employment is terminated by the Company without "cause" or by Mr. Dunaway for "good reason" (each as defined in the Dunaway Consulting Agreement) on or prior to November 21, 1997. Pursuant to the Dunaway Consulting Agreement, Mr. Dunaway would receive a consulting fee at the rate of $20,000 per month, continuation of medical benefits, transfer to him of certain "key man" life insurance policies and certain other benefits. The Dunaway Consulting Agreement, the Officer Consulting Agreements and the Severance Agreements are each described in more detail in the Schedule 14D-9 enclosed herewith.

    COMPANY STOCK OPTIONS. At or immediately prior to the Effective Time, each outstanding employee and director stock option to purchase Shares (an "Option") granted under any stock option plan or arrangement of the Company or any subsidiary of the Company (the "Option Plans") will, subject to the consent of the holders thereof, be cancelled, and each holder of any such Option, whether or not then vested or exercisable, will be paid by the Company in consideration therefor an amount in cash determined by multiplying (i) the excess, if any, of $17.50 per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. With respect to any Options the holders of which do not consent to such cancellation, the Company will take appropriate action to adjust such Options to provide that upon the subsequent exercise or surrender thereof, such holders will receive a net amount, without interest, equivalent to what such holders would have received had such Options been cancelled at or immediately prior to the Effective Time in the manner described above.

    POL AGREEMENT. The Merger Agreement provides that the Company may not (a) amend, revoke, withdraw, modify or terminate the POL Agreement, (b) exercise or waive any of its rights under the POL Agreement or (c) impede, interfere with or attempt to discourage the transactions contemplated by the POL Agreement without the prior written consent of Parent in its sole discretion. The POL Agreement may only be terminated by the Company in order to allow the Company to accept a bona fide POL Proposal providing for the sale of POL for greater net cash proceeds (after taking into account all out-of-pocket expenses directly related to such transaction incurred after November 22, 1995, including without limitation the fees and expenses of Dunaway Holdings incurred in connection with the POL Agreement and Dain Bosworth in connection with marketing POL), than $4 million and which is (i) otherwise on substantially the same terms (other than any financing terms) and (ii) for such other consideration, in either case as Parent in its sole discretion may agree to. Under the Merger Agreement the Company must promptly notify Parent of any POL Proposal (including without limitation the terms and conditions thereof and the identity of the person making it), and will keep Parent apprised of all developments with any respect to any POL Proposal. In addition, the Company must give Parent written notice of any POL Proposal that the Company proposes to accept in accordance with the terms of the Merger Agreement as a Higher POL Offer at least five business days prior to accepting such POL Proposal or otherwise entering into any agreement or understanding with respect thereto.

    SAVANNAH PERFUSION EARN-OUT. At or prior to the Effective Time the Company must either (a) obtain a consent (which will be in such form and substance as are reasonably satisfactory to the Company) pursuant to that certain Acquisition Agreement and Plan of Merger, dated November 30, 1993, by and among

Savannah Perfusion, Inc., Shelton, PSICOR Merger Corporation and the Company (the "Savannah Agreement"), for the party thereto to accept a cash payment of $17.50 per Share in full satisfaction of the Company's obligations, when due, to issue the Shares pursuant to the earn-out provisions of the Savannah Agreement or (b) enter into such other arrangements with respect to the Savannah Agreement as are reasonably satisfactory to Parent and the Company. The Company has agreed to use all reasonable efforts to obtain such consent or other arrangement.

    REPRESENTATIONS AND WARRANTIES. The Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization and qualification, subsidiaries, capitalization, authority, consents and approvals, violation, the Company's SEC reports, financial statements, undisclosed liabilities, certain changes, taxes, litigation, employee benefit plans, environmental liability, compliance with applicable laws, material contracts, patents, marks, trade names, copyrights and registrations, fraud and abuse, insurance, opinion of financial advisor, vote required, information supplied, the Company's proxy statement, certain matters with respect to Shareholders' Shares and Pennsylvania Law, voting rights of Shares, and the POL Agreement.

    TERMINATION; FEES. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

        (i) by mutual consent of the Board of Directors of Parent and the Board;

        (ii) by either the Board of Directors of Parent or the Board: (a) if the Merger will not have been consummated on or prior to May 21, 1996; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement as described in this clause (a) will not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or (b) if a court of competent jurisdiction or other governmental or regulatory authority will have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action will have become final and non-appealable;

       (iii) by the Board: (a) if, prior to the later of (x) the purchase of Shares by Parent, Purchaser or their affiliates pursuant to the Offer or the Tender and Option Agreement or (y) January 3, 1996, the Company will have
    (A) accepted an Acceptable Offer in compliance with the terms of Section 6.1 of the Merger Agreement and (B) paid or caused to be paid the $4 million fee payable to Parent provided for in Section 9.1(b) of the Merger Agreement; or
    (b) if, prior to the purchase of the Shares pursuant to the Offer or the Tender and Option Agreement, Parent or Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or (c) if Parent, Purchaser or any of their affiliates will have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer other than due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described in Section 14 of this Offer to Purchase; provided that the Company may not terminate the Merger Agreement as described in this clause (c) if the Company is in material breach of the Merger Agreement;

        (iv) by the Board of Directors of Parent: (a) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described in Section 14 of this Offer to Purchase, Parent, Purchaser, or any of their affiliates will have failed to commence the Offer on or prior to November 29, 1995; PROVIDED that Parent and Purchaser may not terminate the Merger Agreement as described in this clause (a) if Parent or Purchaser (x) is in material breach of the Merger Agreement; or (y) has not exercised such right by the close of business, Los Angeles time, on the fifth business day following November 29, 1995; or (b) if Parent or Purchaser is not in material breach of the Merger Agreement and (A) prior to the purchase of Shares pursuant to the Offer, the Company will have received an Acceptable Offer and the Board will have withdrawn, or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or will have recommended an Acquisition Proposal, PROVIDED, HOWEVER, that if the Company's Board of Directors modifies or changes its recommendation of the Offer, this Agreement or the Merger to either express no opinion and remain neutral with respect thereto, or to provide that it is unable to take a position with respect thereto, such modification or change will not be deemed to be adverse to Parent or Purchaser for purposes of this clause (b)(A); or (B) prior to the purchase of the Shares pursuant to the Offer or the Tender and Option Agreement, it will have been publicly disclosed or Parent or Purchaser will have learned that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, will have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or will have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares); (c) if Parent or Purchaser, as the case may be, will have terminated the Offer, or the Offer will have expired without Parent or Purchaser, as the case may be, purchasing any Shares thereunder, PROVIDED that Parent and Purchaser may not terminate the Merger Agreement as described in this clause (c) if (x) it or the Purchaser has failed to purchase the Shares in the Offer in violation of the material terms thereof or (y) Parent or Purchaser has not exercised such right by the close of business on or before the fifth business day following the termination or expiration of the Offer in accordance with its terms; (d) if, prior to the purchase of the Shares pursuant to the Offer or the Tender and Option Agreement, the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; or (e) if the Company does not deliver to Parent the opinions contemplated by the Merger Agreement by the tenth business day after the date of the Merger Agreement, in form and substance reasonably satisfactory to Parent in its sole discretion.

    If (i) the Board terminates the Merger Agreement because the Company has accepted an Acceptable Offer under certain conditions prior to the later of the purchase of Shares under the Offer or Tender and Option Agreement or January 3, 1996, (ii) the Board of Directors of Parent terminates the Merger Agreement if the Company has received an Acceptable Offer and withdrawn or adversely changed its recommendation of the transaction under certain circumstances, (iii) the Board of Directors of Parent terminates the Merger Agreement if a person will have acquired more than 19.9% of any class of the Company's capital stock and within one year of any such termination a Person acquires or beneficially owns a majority of the then outstanding Shares or has obtained representation on the Board or entered into a definitive agreement with the Company with respect to an Acquisition Proposal or similar business combination or (iv) the Board of Directors of Parent terminates the Merger Agreement if Parent, Purchaser or any of their affiliates will have failed to commence the Offer by November 29, 1995 under certain circumstances or if Parent or Purchaser will have terminated the Offer or the Offer will have expired without Parent or Purchaser purchasing any Shares under certain conditions, in each case due to (x) a material breach of the representations and warranties of the Company set forth in the Merger Agreement or (y) a material breach of, or failure to perform or comply with, any material obligation, agreement or covenant contained in the Merger Agreement, including but not limited to the covenants by the Company, then in any such case as described in clause (i), (ii), (iii) or (iv), the Company will pay or cause to be paid to Parent (concurrently with the termination of the Merger Agreement in the case of a termination referred to in clause (i) upon the consummation of the Acquisition Proposal or similar business combination in the case of a termination referred to in clause (iii), and otherwise not later than two business days after termination of the Merger Agreement) an amount equal to $4 million.

    TENDER AND OPTION AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE TENDER AND OPTION AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE TENDER AND

OPTION AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE TENDER AND OPTION AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

    TENDER OF SHARES. Immediately after the execution of the Merger Agreement, Parent, Purchaser and Selling Shareholders entered into the Tender and Option Agreement. Upon the terms and subject to the conditions of such agreement, the Selling Shareholders have severally agreed (i) to validly tender or cause the record owner of any Shares to tender all Shares pursuant to the Offer, not later than the fifth business day after commencement of the Offer or, with respect to any Shares acquired directly or indirectly, or otherwise beneficially owned, by any of the Selling Shareholders in any capacity after November 22, 1995 and prior to the termination of the Tender and Option Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor-in-interest in any capacity (including a fiduciary capacity) or otherwise ("After-Acquired Shares") within one business day following the acquisition thereof, (ii) not to withdraw any Shares so tendered without the prior written consent of Parent except upon receipt of notice from Parent that it is exercising the Option to acquire the Shares and (iii) to withdraw all Shares tendered in the Offer immediately upon receipt of notice from Parent that it is exercising the Option in order that Purchaser may acquire such Shares. The Selling Shareholders have agreed that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

    OPTION. In order to induce Parent and Purchaser to enter into the Merger Agreement each of the Selling Shareholders have granted to Parent and Purchaser an irrevocable option, exercisable in whole but not in part (the "Option") to purchase the Selling Shareholders' 1,931,426 Shares at a purchase price per Share equal to $17.50. The Option terminates and is no longer exercisable, notwithstanding any notice of exercise with respect thereto, from and after the earlier of (i) termination of the Merger Agreement by mutual consent, because of Parent's or Purchaser's material breach of their representations, warranties or covenants or if Parent, Purchaser or any of their affiliates will have failed to commence the Offer by November 29, 1995 under certain conditions or (ii) May 21, 1996. The obligation of the Selling Shareholders to sell Shares pursuant to the Option is subject to the following conditions: (i) neither Parent nor Purchaser will be in breach in any material respect of the Merger Agreement; (ii) Parent will have accepted Shares for payment pursuant to the Offer, or the Offer shall have otherwise expired or been terminated in accordance with its terms; (iii) neither Parent nor Purchaser will have the right to terminate the Merger Agreement under Section 8.1(d)(i) or (iii) thereof; (iv) all waiting periods under the HSR Act and any securities laws applicable to the exercise of the Option will have expired or been terminated; (v) there will be no preliminary or permanent injunction or other order, decree or ruling issued by any governmental or regulatory authority or agency (a "Governmental Entity"), nor any statute, rule, regulation or order promulgated or enacted by any Governmental Entity prohibiting, or otherwise restraining, such exercise of the Option; (vi) the conditions to the Merger regarding governmental approvals, legal actions and statutes will have theretofore been satisfied or are not impossible to satisfy (other than due to a material breach of the Merger Agreement by Parent or Purchaser); and (vii) the Option will be exercisable on or after January 3, 1996. In the event Parent or Purchaser wishes to exercise the Option, Parent will deliver notice thereof to each of the Selling Shareholders, specifying the date, time and place for the closing of such purchase.

    ASSIGNMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS. The Selling Shareholders have assigned to Purchaser any and all dividends and other distributions that may be declared, set aside or paid by the Company with respect to the Shares during the term of the Tender and Option Agreement.

    NON-COMPETITION; NONDISCLOSURE. The Selling Shareholders have jointly and severally agreed that for a period of three years from the date of the sale of the Shares neither Shareholder will compete with the Company or solicit employees or customers of the Company, and that neither Shareholder will disclose trade secrets or other confidential information of the Company; PROVIDED, HOWEVER, that neither Mr. nor Mrs. Dunaway will be prohibited from directly or indirectly owning, or participating in the conduct of the physician office laboratory services business of, Psicor Office Laboratories, Inc. to the extent that such business is acquired by Dunaway Holdings pursuant to the POL Put Option.

    VOTING. Each Selling Shareholder has agreed that (for so long as the Merger Agreement is in effect), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, they will vote (or cause to be voted) their Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender and Option Agreement and any actions required in furtherance thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Tender and Option Agreement; and (c) except as otherwise agreed to in writing in advance by Parent, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger, the Offer and the transactions contemplated by the Tender and Option Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iv) any change in the management or the Board, except as specifically contemplated by the Merger Agreement; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Notwithstanding anything to the contrary contained in the Tender and Option Agreement, Mr. and Mrs. Dunaway will be free to act in their respective capacities as members of the Board and to discharge their fiduciary duties as such.

    OTHER COVENANTS, REPRESENTATIONS, WARRANTIES. In connection with the Tender and Option Agreement, the Selling Shareholders have made certain representations, warranties and covenants, including without limitation with respect to ownership of Shares, the Selling Shareholders' power and authority to enter into and perform their obligations under the Tender and Option Agreement, the receipt of requisite governmental consents and approvals, absence of conflicts, absence of liens and encumbrances on and in respect of the Selling Shareholders' Shares, restrictions on the transfer of the Selling Shareholders' Shares, reliance by Parent, finder's fees, no solicitation, non-competition, nondisclosure, notice of additional shares and the solicitation of acquisition proposals.

    CONFIDENTIALITY AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE CONFIDENTIALITY AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CONFIDENTIALITY AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

    Parent entered into a Confidentiality and Non-disclosure Agreement, dated October 13, 1995 (the "Confidentiality Agreement"), with the Company pursuant to which Parent has agreed, among other things, to keep confidential certain non-public confidential or proprietary information of the Company furnished to Parent by or on behalf of the Company. The Confidentiality Agreement provides that Parent agreed that, for twelve months, without the prior written consent of the Company, Parent will not in any manner, directly or indirectly, or in connection with any other person or entity, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company,
(ii) any tender or exchange offer, merger or other business combination involving the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or
(iv) any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) or consents to vote any securities of the Company; (b) form, join or in any way participate in a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) or otherwise act, alone or with others, to seek to acquire or affect control or influence the management, Board of Directors or policies of the Company; or (c) enter into any discussions or arrangements with any third party other than the Company, its representatives, or advisors to the recipient regarding any of the foregoing. Notwithstanding the foregoing, Parent is not prohibited from proposing to the Board a cash transaction structured as a tender offer followed by a merger in which all holders of the Shares (including outstanding options to acquire the Shares, whether vested and exercisable or not) will receive cash consideration of not less than $17.50, net, per share of the Shares.

    POL AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE POL AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE POL PUT OPTION AND THE POL PURCHASE AGREEMENT WHICH ARE INCORPORATED HEREIN BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE POL AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

    Concurrently with the execution and delivery of the Merger Agreement, as an inducement to Parent to acquire the Company, the Company and Dunaway Holdings entered into the POL Agreement pursuant to which Dunaway Holdings has agreed to acquire from the Company, if the Company exercises the POL Put Option, all of the outstanding shares of POL, together with all of the Company's rights, interests, liabilities and obligations relating to POL, if no higher offer for POL is received by the Company. If the Company exercises the POL Put Option, under the POL Purchase Agreement the purchase price payable by Dunaway Holdings will be $4 million, subject to adjustment, payable as follows: (i) the sum of $1 million cash, such amount to be subject to adjustment (based upon the excess of the amount of the "intercompany account balance" with respect to POL reflected on the Company's closing balance sheet over such amount reflected on the Company's balance sheet for the fiscal year ended September 30, 1995) and (ii) a $3 million principal amount unsecured subordinated ten-year note of Dunaway Holdings bearing interest at the prime rate. The Merger Agreement allows the Company to terminate the POL Agreement in order for the Company to accept a Higher POL Offer. The Company has informed Purchaser that it has retained Dain Bosworth to seek possible buyers for POL other than Dunaway Holdings and that Dain Bosworth has commenced such process. The POL Agreement provides that any closing of the acquisition of POL by Dunaway Holdings in accordance with the terms and conditions of the POL Agreement will occur after the closing or termination of the Offer. It is a condition to the Offer that POL be sold in a Higher POL Offer or that the POL Agreement be in full force and effect and all conditions to the closing of the transactions contemplated thereby be capable of being satisfied promptly, and it is a condition to the Merger that POL shall have been sold, whether pursuant to the POL Agreement or a Higher POL Offer. See "Merger Agreement" above. As part of the POL Agreement, the parties have agreed that they shall in good faith negotiate the terms of a services agreement providing, for an interim period following the closing of the transaction under the POL Purchase Agreement, for the delivery by the Company to POL of such administrative and warehousing services as may be agreed upon at the Company's cost of providing such services.

    VOTE REQUIRED TO APPROVE MERGER. Pennsylvania Law provides that the adoption of any plan of merger or consolidation by the Company requires the approval of the Board and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon (including the votes of any Shares owned by Parent and Purchaser that have voting rights at such time), if the "short form" merger procedure described below is not available. The Board has authorized and approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such shareholders at a meeting of the Company's shareholders convened for that purpose (the "Shareholders Meeting") if the short-form merger procedure described below is not available. Pennsylvania Law also provides that the Merger will not require the approval of the Company's shareholders, and can be adopted by Purchaser's Board of Directors, if Purchaser owns at least 80% of the outstanding Shares. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 80% of the outstanding Shares (which would be the case if the Minimum Tender Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer, including Shares tendered by the Selling Shareholders), Purchaser could, and intends to, effect the Merger without the Shareholders Meeting and without approval by shareholders of the Company. If, however, Purchaser does not acquire at least 80% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under Pennsylvania Law, a significantly longer period of time will be required to effect the Merger.

Although under the terms of the Merger Agreement, Parent and Purchaser may waive the Minimum Condition, they do not currently intend to do so and Parent and Purchaser may terminate the Merger Agreement if the Minimum Condition is not satisfied.

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

    APPRAISAL RIGHTS. Notwithstanding anything in the Merger Agreement to the contrary, any issued and outstanding Shares held by persons who object to the Merger and comply with all the provisions of Pennsylvania Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shareholder") will not be converted into the right to receive the Offer Price, without interest, pursuant to the Merger Agreement but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the Pennsylvania Law; PROVIDED, HOWEVER, that the Shares outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who will, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the Pennsylvania Law, will be deemed to be converted as of the Effective Time into the right to receive the Offer Price, payable to the holder thereof, without interest. The Company will give Parent (i) prompt notice of any written demands for appraisal of the Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    In addition to the appraisal rights discussed above, shareholders also have certain rights ("Subchapter 25E Rights") under Subchapter 25E of the Pennsylvania Law ("Subchapter 25E") which will become applicable prior to the Effective Time in the event that the Purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Shares representing at least 20% of the voting power of the Company, in connection with the Offer or otherwise (a "Control Transaction"). In such event, shareholders of the Company would have the right to demand "fair value" of such shareholders' Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control
Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company that may not be reflected in such price. Purchaser believes that the Offer Price represents fair market value of the Shares within the meaning of Subchapter 25E. Subchapter 25E Rights would attach immediately upon consummation of a Control Transaction and require that any shareholder seeking such appraisal must make a demand for fair value within a reasonable time after the notice to shareholders that a Control Transaction has occurred is given by the controlling person or group in accordance with Subchapter 25E, which time period may be specified in such notice, as well as comply with the other procedures of Subchapter 25E. Subchapter 25E Rights are available only with respect to shares of a registered corporation held by a shareholder after the occurrence of a Control Transaction; accordingly, Subchapter 25E Rights would not be available with respect to any Shares tendered in the Offer and accepted for payment. Although under the terms of the Merger Agreement Parent and Purchaser may waive the Minimum Condition, they do not currently intend to do so; and Parent and Purchaser may terminate the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Offer) if the Minimum Condition is not satisfied. The foregoing summary of rights under Subchapter 25E is qualified in its entirety by reference to the full text of Subchapter 25E, which is attached hereto as Annex A.

    Except as noted in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any material changes in the Company's corporate structure, business or composition of its management or personnel.

    12. DIVIDENDS AND DISTRIBUTIONS; CHANGES IN STOCK. As described above, the Merger Agreement provides that the Company will not, and will not cause or permit any of its Subsidiaries to, (a) declare, set aside or pay any dividends on or make other distributions in respect of any shares of its capital stock,
(b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing. Notwithstanding the foregoing, the restrictions on the Company declaring dividends under the Merger Agreement will not prevent the Company, upon the consummation by the Company of a transaction for a Higher POL Offer in accordance with the Merger Agreement, from declaring and paying a dividend in respect of Shares (payable to the Company's record holders of Shares immediately prior to the earlier of (i) Purchaser's acceptance of Shares for payment under the Offer or (ii) the Effective Time) in an aggregate amount equal to the amount of the excess of the net cash proceeds actually received by the Company in the transaction for the Higher POL Offer (after taking into account all out-of-pocket costs and expenses directly related to such transaction incurred after November 22, 1995, including without limitation the fees and expenses, to the extent reimbursable by the Company, of Dunaway Holdings incurred in connection with the POL Agreement and of Dain Bosworth in connection with marketing POL) over the $4 million to be received by the Company in the transaction with Dunaway Holdings contemplated by the POL Agreement as of the date thereof (the amount of such dividend to be subject to prior confirmation by Parent based upon reasonable documentation prepared by the Company). See Section 11.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NNM QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on the NNM. The NASD requires that an issuer have at least 100,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $200,000, have total assets of at least $2 million and have capital and surplus (total shareholders' equity) of at least $1 million. If the NNM were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the

Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NNM reporting. In addition, if registration of the Shares under the Exchange Act is terminated, Pennsylvania Law provides that the applicability of Chapter 25 thereof to the Company (see below) shall terminate immediately upon the termination of the Company's status as a "registered corporation."

    Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

    14. CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied or waived, or
(iii) at any time on or after November 22, 1995 and before the time for payment of any such Shares, any of the following events will occur or will be determined by Purchaser to have occurred:

        (a) there will have been instituted, pending or threatened any action, proceeding, application, claim or suit, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, proposed, issued or applicable to the Offer or the Merger by any domestic or foreign Federal, state or local governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) challenges, seeks to make illegal, prohibits or makes illegal, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the businesses or assets of them or of the Company or its subsidiaries, or compels Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (2) challenges, seeks to make illegal, prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in the delay in or restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of Parent or Purchaser to exercise full rights of ownership of the Shares, including without limitation the right to vote the Shares purchased by it on all matters presented to the Company's shareholders, except as specifically provided in the Control Share Acquisition Chapter to the extent that such chapter does not prohibit the Company and Parent from engaging in a short-form merger under Section 1924(b)(ii) of Pennsylvania Law, (5) seeks to obtain or obtains material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or the Merger, (6) seeks to require divestiture by Parent, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or (7) could otherwise have a Material Adverse Effect, PROVIDED that Parent will have used reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

        (b) there will have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE or any other securities market for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies
    by an amount in excess of 20% measured from the close of business on November 22, 1995, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (c) the representations and warranties of the Company set forth in the Merger Agreement will not be true and correct in any material respect when made or at and as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement, and (ii) those representations and warranties that address matters only as of a particular date are true and correct as of such date, or the Company will have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

        (d) the Company will have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement;

        (e) any change in the financial condition, business, assets, properties, prospects or results of operations of the Company and its subsidiaries taken as a whole, that would constitute a Material Adverse Effect will have occurred, or there will be any event, condition, occurrence or development of a state of circumstances or facts which individually or in the aggregate causes, results in or could cause or result in such a Material Adverse Effect;

        (f) the Merger Agreement will have been terminated in accordance with its terms;

        (g) (i) it will have been publicly disclosed or Parent or Purchaser will have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, will have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange
    Act) of more than 19.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or will have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 19.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group will have entered into a definitive agreement or agreement in principle with the Company with respect to an Acquisition Proposal or other business combination with the Company;

        (h) the Board will have withdrawn, or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or will have recommended an Acquisition Proposal, PROVIDED, HOWEVER, that if the Board modifies or changes its recommendation of the Offer, the Merger Agreement or the Merger or will have recommended an Acquisition Proposal, provided, however, that if the Board modifies or changes its recommendation of the Offer, the Merger Agreement or the merger to either express its opinion and remain neutral with respect thereto, or to provide that it is unable to take a position with respect thereto, such modification or change will not be deemed to be adverse to Parent or Purchaser for purposes of this paragraph (h);

        (i) the Company will not have obtained all consents needed from Option holders under the Option Plans in order to pay them the amounts contemplated by the Merger Agreement in lieu of any and all rights of such Option holders under the Option Plans;

        (j) a "Purchase Period" under the Company's Employee Stock Purchase Plan will have been in effect at any time after November 30, 1995, or the Company will not have the absolute right to convert any outstanding options thereunder into the right to receive cash determined in accordance with the Merger Agreement in lieu of any and all rights of the participants under the Employee Stock Purchase Plan;

        (k) the Company will not have obtained the consent with respect to the Savannah Agreement;

        (l) if POL has not been sold pursuant to a Higher POL Offer, the POL Agreement shall not be in full force and effect, there shall have been a breach of such POL Agreement or all conditions precedent to the closing of the transactions contemplated by the POL Agreement shall not be capable of being satisfied promptly; and

        (m) an exemption under Section 8(a) of the Pennsylvania Takeover Disclosure Law (as hereinafter defined) with respect to the Offer shall not be effective;

which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

    15.  REGULATORY APPROVALS; STATE TAKEOVER LAWS.

    GENERAL. Except as otherwise disclosed herein, based on a review of publicly available information by the Company with the Commission, neither Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the HSR Act requirements.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing under the HSR Act by Parent, which Parent made on November 28, 1995. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on December 13, 1995, unless early termination of the waiting period is granted or Parent receives a request for additional information of documentary material prior thereto. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurances, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request.

Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 10 days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by court order. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

    No separate HSR Act requirements with respect to the Merger, the Merger Agreement, and the Tender and Option Agreement will apply if the 15-day waiting period relating to the Offer (as described above) has expired or been terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, the acquisition of Shares under the Tender and Option Agreement and/or the Merger pursuant to the Merger Agreement may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company, in which event, the acquisition of Shares pursuant to the Merger or the Tender and Option Agreement, as the case may be, may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or by consent.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and its subsidiaries and the Company and its subsidiaries are involved, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

    The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In CRANE CO. V. LAM, 509 F. Supp. 782 (E.D. Pa.
1981), the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule 14D-1 and certain other information and materials, including an undertaking to notify security holders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offer and which is available for inspection at the PSC's principal office during business hours. While reserving and not waiving its right to challenge the validity of the PTCL or its applicability to the Offer, the Purchaser is making such a filing with the PSC in order to qualify for such exemption from the PTCL. Additional information about the Offer has been filed with the Pennsylvania Securities Commission pursuant to the Pennsylvania Takeover Disclosure Law and is available for inspection at the Pennsylvania Securities Commission's office at Eastgate Office Building, 1010 North 7th Street, Harrisburg, PA 17102-1410, during business hours.

    Chapter 25 of Pennsylvania Law contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of Pennsylvania Law.

    In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of Pennsylvania Law includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholders. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the Merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the Pennsylvania Law. Purchaser currently believes that the disinterested shareholder approval requirement of Subchapter 25D will not be applicable to the contemplated Merger because of prior disinterested Board approval.

    Subchapter 25E of Pennsylvania Law, which addresses "control transactions," requires under certain circumstances any person who acquires at least 20% of the voting power of a registered corporation to offer to purchase up to the balance of the voting shares of the corporation at the price determined under the statute, which may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation, any proportion of value payable for acquisition of control of the corporation, that may not be reflected in such price. A "control transaction" will occur if Purchaser acquires voting power over 20% or more of the Shares of the Company by purchasing Shares either pursuant to the Offer or the Tender and Option Agreement. See Section 11.

    Subchapter 25F of Pennsylvania Law prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F exempts business combinations approved by the board or directors prior to a shareholder becoming an interested shareholder and transactions with interested shareholders who beneficially owned shares with at least 15% of the total voting power of a corporation on March 23, 1988 and remain so. The Company has represented to the Purchaser that Subchapter 25F is not applicable to the contemplated Merger or the POL Agreement.

    Subchapter 25G of Pennsylvania Law, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of the "disinterested" shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The purchase by Purchaser of Shares, other than certain Shares beneficially owned by the Selling Shareholders satisfying the requirements for exemption from the definition of "control shares," may be deemed to constitute a control-share acquisition, with the result that Purchaser would not have voting rights with respect to such control-shares unless the voting rights are restored by a disinterested shareholder vote.

    Subchapter 25H of Pennsylvania Law, relating to disgorgement by certain controlling shareholders of a registered corporation, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation.

    Subchapter 25I of Pennsylvania Law entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders. Subchapter 25J of Pennsylvania Law provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination" transaction if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. Although Purchaser will lose certain voting rights as a result of its "control-share acquisition" pursuant to Subchapter 25G, if the contemplated Merger is consummated without a vote of the Company's shareholders as is currently intended, it will not be necessary, in order to consummate the Merger, for Purchaser to seek a vote of disinterested Company shareholders in order to restore voting rights with respect to control shares of the Company owned by Purchaser. Therefore, Subchapters 25I and 25J should not have any adverse effect on Purchaser.

    Section 2504 of Pennsylvania Law provides that the applicability of Chapter 25 of Pennsylvania Law to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(1) of Pennsylvania Law shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

    Except for the filing pursuant to Section 8(a) of the PTDL described above, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchaser or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept payment or pay for any Shares tendered pursuant to the Offer.

    16.   FEES  AND EXPENSES.   Except  as set  forth below,  neither Parent nor
Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    CS First Boston is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent and Purchaser in connection with the Offer and the Merger. As compensation for CS First Boston's services as financial advisor, Parent will pay CS First Boston a transaction fee upon the consummation of the Offer. In addition, Parent has agreed to reimburse CS First Boston for all reasonable out-of-pocket expenses, including attorneys' fees, incurred by CS First Boston, in connection with its role as financial advisor and Dealer Manager, and Parent has agreed to indemnify CS First Boston and certain related persons against certain liabilities and expenses in connection with its role as financial advisor and Dealer Manager. In addition, Parent has agreed to pay directly, or reimburse CS First Boston, as the case may be, for (i) all expenses incurred by CS First Boston relating to the preparation, printing, filing, mailing and publishing of all Offer material,
(ii) all fees and expenses of the Depositary and Information Agent referred to in this Offer to Purchase, (iii) all advertising charges in connection with the

Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, (iv) all fees, if any, payable to dealers (including CS First Boston), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Offer material to their customers and (v) all other fees and expenses incurred by CS First Boston in connection with the Offer or otherwise in connection with the performance of CS First Boston's services hereunder (including fees and disbursements of CS First Boston's legal counsel). All payments to be made by Parent pursuant to the Dealer Manager Agreement will be made promptly against delivery to Parent of statements therefor. Parent will be liable for the foregoing payments whether or not the Offer is commenced, withdrawn, terminated or canceled prior to the purchase of any Shares or whether Purchaser or any of its affiliates acquires any Shares pursuant to the Offer or whether CS First Boston withdraws pursuant to Section 4 of the Dealer Manager Agreement. In addition, Purchaser has agreed to hold harmless and indemnify CS First Boston from and against losses arising out of certain situations as set forth in the Dealer Manager Agreement.

    Purchaser has retained Georgeson & Company Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

    In addition, First Chicago Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

    17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Baxter CVG Services II, Inc.

November 29, 1995

                                   SCHEDULE I
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                OFFICERS OF PARENT, PURCHASER AND INTERNATIONAL

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each person identified below is employed by Parent or its affiliates, and has been employed by Parent or its affiliates, in positions of increasing responsibility, for the past five years. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is One Baxter Parkway, Deerfield, Illinois 60015-4633. Each such person (other than Brian P. Anderson, who is a citizen of Jamaica, and Jack L. McGinley, who is a citizen of Canada) is a citizen of the United States. Directors are identified by an asterisk.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------------------
Vernon R. Loucks Jr.*...............  Chairman and Chief Executive Officer of International.
Lester B. Knight*...................  President.
Arthur F. Staubitz..................  Senior  Vice President  and General  Counsel. Former  Senior Vice
                                       President, Secretary and General Counsel of Amgen, Inc.
Harry M. Jansen Kraemer Jr.*........  Senior Vice President and Chief Financial Officer.
Timothy B. Anderson.................  Group Vice President.
Joseph F. Damico....................  Group Vice President.
Donald W. Joseph....................  Group Vice President.
Darnell Martin......................  Group Vice President.
Jack L. McGinley....................  Group Vice President.
Terrence J. Mulligan................  Group Vice President.
Michael A. Mussallem................  Group Vice President.
John F. Gaither Jr..................  Corporate Vice President.
Roberto E. Perez....................  Corporate Vice President.
Kathy B. White......................  Vice  President  and  Chief  Information  Officer.  Former   Vice
                                       President,  Information  Systems  and  Services  at AlliedSignal
                                       Corporation.  Former  Vice  President,  Corporate  Services   at
                                       Guilford Mills, Inc.
A. Gerard Sieck.....................  Secretary.
Brian P. Anderson...................  Controller.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The principal address of Purchaser and the current business address for each individual listed below, unless otherwise indicated, is One Baxter Parkway, Deerfield, Illinois 60015-4633. Directors are identified by an asterisk.

     NAME AND CURRENT                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     BUSINESS ADDRESS                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------  ---------------------------------------------------------------------------
Michael A. Mussallem*        President of  Purchaser;  Group Vice  President  of Parent  and  divisional president  of the Cardiovascular Group of  Parent (and holder of positions of increasing responsibility at Parent for the past five years).
John H. Kehl, Jr.*           Chief Financial  Officer of  Purchaser; divisional  vice president  of  the
17221 Red Hill Avenue         Cardiovascular  Group  of Parent  (and holder  of positions  of increasing
Irvine, Califoria 92714       responsibility at Parent for the past five years).
Jay P. Wertheim*             Vice President and Secretary of Purchaser; divisional vice president of the
17221 Red Hill Avenue         Cardiovascular Group of Parent since March 1995; former partner in the law
Irvine, Califoria 92714       firm of Perkins Coie.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF INTERNATIONAL. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of International. Unless otherwise indicated, each person identified below is employed by International or its subsidiaries, and has held positions of increasing responsibility at International or its subsidiaries, for the past five years. The principal address of International and, unless otherwise indicated below, the current business address for each individual listed below is One Baxter Parkway, Deerfield, Illinois 60015-4633. Each such person (other than Frank R. Frame, who is a citizen of the United Kingdom, Fabrizio Bonanni, who is a citizen of Italy and Brian P. Anderson, who is a citizen of Jamaica) is a citizen of the United States. Directors who are not also employees of International or its subsidiaries are identified by one asterisk. Directors who are also employees of International or its subsidiaries are identified by two asterisks.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------------------
Silas S. Cathcart*..................  Director of General Electric  Company, Illinois Tool Works,  Inc.
                                       and  The Quaker Oats  Company. Trustee of  Northern Funds Mutual
                                       Fund. Retired Chairman of the Board and Chief Executive  Officer
                                       Kidder, Peabody Group Inc.
John W. Colloton*...................  Vice  President for Statewide Health  Services for the University
                                       of  Iowa.  Director  of  Iowa  State  Bank  &  Trust,  OncorMed,
                                       Iowa-Illinois  Gas  and Electric  Company and  Iowa-South Dakota
                                       Blue Cross and Blue Shield (IASD).
Susan Crown*........................  Vice President  of  the  Henry Crown  and  Company.  Director  of
                                       Caribbean  International News Corporation,  Illinois Tool Works,
                                       Inc. Trustee of Northern Funds Mutual Fund.
Mary Johnston Evans*................  Director of  Household International,  Inc., Sun  Company,  Delta
                                       Airlines,  Inc., The  Dunn & Bradstreet  Corporation and Scudder
                                       New Europe Fund. Former Director and Vice Chairman of Amtrak.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------------------
Frank R. Frame*.....................  Advisor to the Board HSBC Holdings plc. Chairman of Wallem  Group
                                       Limited.  Deputy  Chairman  of Time  Products  plc.  Director of
                                       Edinburgh Dragon  Trust plc  and HSBC  Global Investment  Funds.
                                       Retired  Deputy Chairman of  The Hong Kong  and Shanghai Banking
                                       Corporation Limited.
David W. Grainger*..................  Chairman of the Board of W.W. Grainger, Inc.
Martha R. Ingram*...................  Chairman of the Board of Ingram Industries Inc. Director of First
                                       American Corporation.
Arnold J. Levine, Ph.D.*............  Professor of  Biology  and  Chairman  of  the  Molecular  Biology
                                       Department Princeton University.
Georges C. St. Laurent Jr.*.........  Chairman  of  the Board  and Chief  Executive Officer  of Western
                                       Bank.
Monroe E. Trout, M.D.*..............  Chairman Emeritus of  the Board of  American Healthcare  Systems.
                                       Director    of    Cytyo   Corporation,    Science   Applications
                                       International Corporation  (SAIC),  Gensia, Inc.  and  The  West
                                       Company, Inc.
Fred L. Turner*.....................  Senior  Chairman  of  the  Board and  Chairman  of  the Executive
                                       Committee McDonalds Corporation. Director of Aon Corporation and
                                       W.W. Grainger, Inc.
Vernon R. Loucks Jr.**..............  Chairman and Chief Executive Officer. Director of  Anheuser-Busch
                                       Companies,  Inc.,  The  Dunn &  Bradstreet  Corporation, Emerson
                                       Electric Co. and The Quaker Oats Company.
Manuel A. Baez......................  Executive Vice President.
Lester B. Knight**..................  Executive Vice President.
Harry M. Jansen Kraemer Jr.**.......  Senior Vice President and Chief Financial Officer.
Arthur F. Staubitz..................  Senior Vice  President and  General Counsel.  Former Senior  Vice
                                       President, Secretary and General Counsel of Amgen, Inc.
Michael J. Tucker...................  Senior Vice President.
Herbert E. Walker...................  Senior Vice President.
David J. Aho........................  Vice President.
Fabrizio Bonanni....................  Vice President.
John F. Gaither Jr..................  Vice President.
Kshitij Mohan.......................  Vice President.
John L. Quick.......................  Vice President.
Kathy B. White......................  Vice   President  and  Chief  Information  Officer.  Former  Vice
                                       President, Information  Systems  and  Services  at  AlliedSignal
                                       Corporation.   Former  Vice  President,  Corporate  Services  at
                                       Guilford Mills, Inc.
A. Gerard Sieck.....................  Secretary.
Lawrence D. Damron..................  Treasurer.
Brian P. Anderson...................  Controller. Former partner in  the international accounting  firm of Deloitte & Touche.

                                                                         ANNEX A

                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
                                   CHAPTER 25
                       SUBCHAPTER E. CONTROL TRANSACTIONS

    2541 APPLICATION AND EFFECT OF SUBCHAPTER. -- (a) General rule. -- Except as otherwise provided in this section, this subchapter shall apply to a registered corporation unless:

        (1) the registered corporation is one described in section 2502(1)(ii) or (2) (relating to registered corporation status):

        (2) the bylaws, by amendment adopted either:

           (i) by March 23, 1984; or

           (ii) on or after March 23, 1988, and on or before June 21, 1988; and, in either event, not subsequently rescinded by an article amendment, explicitly provide that this subchapter shall not be applicable to the corporation in the case of a corporation which on June 21, 1988, did not have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors (a bylaw adopted on or before June 21, 1988, by a corporation excluded from the scope of this paragraph by the restriction of this paragraph relating to certain outstanding preference shares shall be ineffective unless ratified under paragraph (3));

        (3) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment ratified by the board of directors on or after December 19, 1990, and on or before March 19, 1991, in the case of a corporation:

           (i) which on June 21, 1988, had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and

           (ii) the bylaws of which on that date contained a provision described in paragraph (2); or

        (4) the articles explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, by an article amendment adopted prior to the date of the control transaction and prior to or on March 23, 1988, pursuant to the procedures then applicable to the corporation, or by an article amendment adopted prior to the date of the control transaction and subsequent to March 23, 1988, pursuant to both:

           (i) the procedures then applicable to the corporation; and

           (ii) unless such proposed amendment has been approved by the board of directors of the corporation, in which event this subparagraph shall not be applicable, the affirmative vote of the shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast thereon.

A reference in the articles or bylaws to former section 910 (relating to right of shareholders to receive payment for shares following a control transaction) of the act of May 5, 1933 (P.L. 364, No. 106), known as the Business Corporation Law of 1933, shall be a reference to this subchapter for the purposes of this section. See section 101(c) (relating to references to prior statutes).

    (b) Inadvertent transactions. -- This subchapter shall not apply to any person or group that inadvertently becomes a controlling person or group if that controlling person or group, as soon as practicable, divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person or group.

    (c)  Certain  subsidiaries.  --  This  subchapter  shall  not  apply  to any
corporation  that  on  December  23,  1983,  was  a  subsidiary  of  any   other
corporation.

    2542 DEFINITIONS. -- The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "Control transaction." The acquisition by a person or group of the status of a controlling person or group.

    "Controlling  person or group." A controlling  person or group as defined in section 2543 (relating to controlling person or group).

    "Fair value." A value not less than the highest price paid per share by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

    "Partial payment amount." The amount per share specified in section 2545 (c)
(2) (relating to contents of notice).

    "Subsidiary." Any corporation as to which any other corporation has or has the right to acquire, directly or indirectly, through the exercise of all warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of such subsidiary, except that a subsidiary will not be deemed to cease being a subsidiary as long as such corporation remains a controlling person or group within the meaning of this subchapter.

    "Voting shares." The term shall have the meaning specified in section 2552 (relating to definitions).

    2543 CONTROLLING PERSON OR GROUP. -- (a) General rule. -- For the purpose of this subchapter, a "controlling person or group" means a person who has, or a group of persons acting in concert that has, voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

    (b) Exceptions generally. -- Notwithstanding subsection (a):

        (1) A person or group which would otherwise be a controlling person or group within the meaning of this section shall not be deemed a controlling person or group unless, subsequent to the later of March 23, 1988, or the date this subchapter becomes applicable to a corporation by bylaw or article amendment or otherwise, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on such later date, and to at least the amount specified in subsection (a), as the result of forming or enlarging a group or acquiring, by purchase, voting power over voting shares of the corporation.

        (2) No person or group shall be deemed to be a controlling person or group at any particular time if voting power over any of the following voting shares is required to be counted at such time in order to meet the 20% minimum:

           (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are held by such natural person at such time.

           (ii) Shares which are held at such time by any natural person or trust, estate, foundation or other similar entity to the extent the shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had acquired the shares prior to January 1, 1983.

          (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are held at such time by a natural person or entity described in subparagraph (ii).

          (iv) Control shares as defined in section 2562 (relating to definitions) which have not yet been accorded voting rights pursuant to section 2564(a) (relating to voting rights of shares acquired in a control-share acquisition).

           (v) Shares, the voting rights of which are attributable to a person under subsection (d) if:

               (A) the person acquired the option or conversion right directly from or made the contract, arrangement or understanding or has the relationship directly with the corporation; and

               (B) the person does not at the particular time own or otherwise effectively possess the voting rights of the shares.

          (vi) Shares acquired directly from the corporation or an affiliate or associate, as defined in section 2552 (relating to definitions), of the corporation by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.

        (3) In determining whether a person or group is or would be a controlling person or group at any particular time, there shall be disregarded voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency.

    (c) Certain record holders. -- A person shall not be a controlling person under subsection (a) if the person holds voting power, in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in subsection (a), or who are not deemed a controlling person or group under subsection (b).

    (d) Existence of voting power. -- For the purposes of this subchapter, a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, the voting share.

    2544 RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES. -- Any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this subchapter.

    2545 NOTICE TO SHAREHOLDERS. -- (a)   General rule. -- Prompt notice that  a
control transaction has occurred shall be given by the controlling person or group to:

        (1) Each shareholder of record of the registered corporation holding voting shares.

        (2) To the court, accompanied by a petition to the court praying that the fair value of the voting shares of the corporation be determined pursuant to section 2547 (relating to valuation procedures) if the court should receive pursuant to section 2547 certificates from shareholders of the corporation or an equivalent request for transfer of uncertificated securities.

    (b) Obligations of the corporation. -- If the controlling person or group so requests, the corporation shall, at the option of the corporation and at the expense of the person or group, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders.

    (c) Contents of notice. -- The notice shall state that:

        (1) All shareholders are entitled to demand that they be paid the fair value of their shares.

        (2) The minimum value the shareholder can receive under this subchapter is the highest price paid per share by the controlling person or group within the 90-day period ending on and including the date of the control transaction, and stating that value.

        (3) If the shareholder believes the fair value of his shares is higher, that this subchapter provides an appraisal procedure for determining the fair value of such shares, specifying the name of the court and its address and the caption of the petition referenced in subsection (a) (2), and stating that the information is provided for the possible use by the shareholder in electing to proceed with a court-appointed appraiser under section 2547.

There shall be included in, or enclosed with, the notice a copy of this subchapter.

    (d) Optional procedure. The controlling person or group may, at its option, supply with the notice referenced in subsection (c) a form for the shareholder to demand payment of the partial payment amount directly from the controlling person or group without utilizing the court-appointed appraiser procedure of section 2547, requiring the shareholder to state the number and class or series, if any, of the shares owned by him, and stating where the payment demand must be sent and the procedures to be followed.

    2546 SHAREHOLDER DEMAND FOR FAIR VALUE. -- (a) General rule. -- after the occurrence of the control transaction, any holder of voting shares of the registered corporation may, prior to or within a reasonable time after the notice required by section 2545 (relating to notice to shareholders) is given, which time period may be specified in the notice, make written demand on the controlling person or group for payment of the amount provided in subsection (c) with respect to the voting shares of the corporation held by the shareholder, and the controlling person or group shall be required to pay that amount to the shareholder pursuant to the procedures specified in section 2547 (relating to valuation procedures).

    (b) Contents of demand. -- The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

    (c) Measure of value. -- A shareholder making written demand under this section shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

    (d) Purchases independent of subchapter. -- The provisions of this subchapter shall not preclude a controlling person or group subject to this subchapter from offering, whether in the notice required by section 2545 or otherwise, to purchase voting shares of the corporation at a price other than that provided in subsection (c), and the provisions of this subchapter shall not preclude any shareholder from agreeing to sell his voting shares at that or any other price to any person.

    2547 VALUATION PROCEDURES. -- (a) General rule. -- If, within 45 days (or such other time period, if any, as required by applicable law) after the date of the notice required by section 2545 (relating to notice to shareholders), or, if such notice was not provided prior to the date of the written demand by the shareholder under section 2546 (relating to shareholder demand for fair value), then within 45 days (or such other time period, if any, required by applicable law) of the date of such written demand, the controlling person or group and the shareholder are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares, then each shareholder who is unable to agree on both the fair value and on such a procedure with the controlling person or group and who so desires to obtain the rights and remedies provided in this subchapter shall, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the court certificates representing any of the shares that are certificated shares, duly endorsed for transfer to the controlling person or group, or cause any uncertificated shares to be transferred to the court as escrow agent under subsection (c) with a notice stating that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the petition referenced in section 2545 or, if no petition has theretofore been filed, the shareholder may file a petition within the 30-day period in the court praying that the fair value (as defined in this subchapter) of the shares be determined.

    (b) Effect of failure to give notice and surrender certificates. -- Any shareholder who does not so give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period shall have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred under this section, payment under this subchapter from the controlling person or group with respect to the control transaction giving rise to the rights of the shareholder under this subchapter.

    (c) Escrow and notice. -- The court shall hold the certificates surrendered and the uncertificated shares transferred to it in escrow for, and shall promptly, following the expiration of the time period during which the certificates may be surrendered and the uncertificated shares transferred, provide a notice to the controlling person or group of the number of shares so surrendered or transferred.

    (d) Partial payment for shares. -- The controlling person or group shall then make a partial payment for the shares so surrendered or transferred to the court, within ten business days of receipt of the notice from the court, at a per-share price equal to the partial payment amount. The court shall then make payment as soon as practicable, but in any event within ten business days, to the shareholders who so surrender or transfer their shares to the court of the appropriate per-share amount received from the controlling person or group.

    (e) Appointment of appraiser. -- Upon receipt of any share certificate surrendered or uncertificated share transferred under this section, the court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the registered corporation to determine the fair value of the shares.

    (f) Appraisal procedure. -- The appraiser so appointed by the court shall, as soon as reasonably practicable, determine the fair value of the shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by the controlling person or group to the holders of the shares. The determination of any appraiser so appointed by the court shall be final and binding on both the controlling person or group and all shareholders who so surrendered their share certificates or transferred their shares to the court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers. See 42 Pa.C.S. SectionSection5105(a)(3) (relating to right to appellate review) and 5571(b) (relating to appeals generally).

    (g) Supplemental payment. -- Any amount owed, together with interest, as determined pursuant to the appraisal procedures of this section shall be payable by the controlling person or group after it is so determined and upon and concurrently with the delivery or transfer to the controlling person or group by the court (which shall make delivery of the certificate or certificates surrendered or the uncertificated shares transferred to it to the controlling person or group as soon as practicable but in any event within ten business days after the final determination of the amount owed) of the certificate or certificates representing shares surrendered or the uncertificated shares transferred to the court, and the court shall then make payment, as soon as practicable but in any event within ten business days after receipt of payment from the controlling person or group, to the shareholders who so surrendered or transferred their shares to the court of the appropriate per-share amount received from the controlling person or group.

    (h) Voting and dividend rights during appraisal proceedings. -- Shareholders who surrender their shares to the court pursuant to this section shall retain the right to vote their shares and receive dividends or other distributions thereon until the court receives payment in full for each of the shares so surrendered or transferred of the partial payment amount (and, thereafter, the controlling person or group shall be entitled to vote such shares and receive dividends or other distributions thereon). The fair value (as determined by the appraiser) of any dividends or other distributions so received by the shareholders shall be subtracted from any amount owing to such shareholders under this section.

    (i) Powers of the court. -- The court may appoint such agents, including the transfer agent of the corporation, or any other institution, to hold the share certificates so surrendered and the shares surrendered or transferred under this section, to effect any necessary change in record ownership of the shares after the payment by the controlling person or group to the court of the amount specified in subsection (h), to receive and disburse dividends or other distributions, to provide notices to shareholders and to take such other actions as the court determines are appropriate to effect the purposes of this subchapter.

    (j) Costs and expenses. -- The costs and expenses of any appraiser or other agents appointed by the court shall be assessed against the controlling person or group. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.

    (k) Jurisdiction exclusive. -- The jurisdiction of the court under this subchapter is plenary and exclusive and the controlling person or group and all shareholders who so surrendered or transferred their shares to the court shall be made a party to the proceeding as in an action against their shares.

    (l) Duty of corporation. -- The corporation shall comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the court or the appraiser selected by the court. If any of the shares of the corporation are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by this section shall be registered by the corporation, which shall give the written notice required by section 1528(f) (relating to uncertificated shares) to the transferring shareholder, the court and the controlling shareholder or group, as appropriate in the circumstances.

    (m) Payment under optional procedure. -- Any amount agreed upon between the parties or determined pursuant to the procedure agreed upon between the parties shall be payable by the controlling person or group after it is agreed upon or determined and upon and concurrently with the delivery of any certificate or certificates representing such shares or the transfer of any uncertificated shares to the controlling person or group by the shareholder.

    (n) Title to shares. -- Upon full payment by the controlling person or group of the amount owed to the shareholder or to the court, as appropriate, the shareholder shall cease to have any interest in the shares.

    2548 COORDINATION WITH CONTROL TRANSACTION. -- (a) General rule. -- A person or group that proposes to engage in a control transaction may comply with the requirements of this subchapter in connection with the control transaction, and the effectiveness of the rights afforded in this subchapter to shareholders may be conditioned upon the consummation of the control transaction.

    (b) Notice. -- The person or group shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this subchapter.

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                BY MAIL:                      BY HAND OR OVERNIGHT COURIER:
          Tenders & Exchanges                      Tenders & Exchanges
           P.O. Box 2559-PSIC                         14 Wall Street
               Suite 4660                       8th Floor, Suite 4680-PSIC
       Jersey City, NJ 07303-2559                   NewYork, NY 10005

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]
                                   GEORGESON
                                 & COMPANY INC.

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll-Free (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                                CS First Boston

                               Park Avenue Plaza
                              55 East 52nd Street
                               New York, NY 10055
                         Call Toll-Free (800) 881-8320